An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

 Explanatory Note

Water Technologies International, Inc. is amending its Offering Statement filed on Form 1-A, as amended, qualified with the Securities Exchange Commission on December 12, 2017 (“Offering Statement”), set the maximum offering price per share, decrease the aggregate maximum offering amount and update certain other disclosures relating to thereto.

Water Technologies International, Inc.

100,000,000 Shares of Common Stock

Water Technologies International, Inc. (“Company,” “WTII,” “Water Technologies,” “we,” “us,” and “our”) is offering up to 100,000,000 shares of our common stock for $0.01 per share, for gross proceeds of up to $1,000,000, before deduction of offering expenses, assuming all shares are sold. The minimum investment established for each investor is $10,000, unless such minimum is waived by the Company in its sole discretion, which may be done on a case-by-case basis. There is no minimum aggregate offering amount and no provision to escrow or return investor funds if any minimum amount of shares is not sold.

Shares will be offered by our executive officers and directors on a “best efforts” basis, for which no remuneration will be paid. The sale of shares will begin on the later of the date the offering statement to which this circular relates is qualified by the Securities and Exchange Commission (“SEC”) or the date on which the Company’s Reverse Stock Split (below defined) is effective with the state of Florida, and will terminate one year thereafter or once all offered securities are sold, whichever occurs first. Notwithstanding, the Company may extend the offering by an additional 90 days or terminate the offering at any time.

Our common stock is not now listed on any national securities exchange or the NASDAQ stock market; however, our stock is quoted on OTC Markets Pink marketplace under the trading symbol “WTII.” There is currently only a limited market for our securities. There is no guarantee that our securities will ever trade on any listed exchange or be quoted on OTCQB or OTQX marketplaces. We qualify as an “emerging growth company” as defined in the Jumpstart our Business Startups Act (“JOBS Act”).

This offering is being made pursuant to Tier 1 of Regulation A following the Offering Circular disclosure format.

Title of each class of securities to be registered	Amount to be registered [1]	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Commissions and Discounts	Proceeds to Company [2]
Common Stock offered by the Company	100,000,000	$0.01	$1,000,000	$0	$1,000,000

(1)	Pursuant to Rule 416 under the Securities Act, the securities being registered hereunder include such indeterminate number of additional shares of common stock as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.

(2)	There are no underwriting fees or commissions currently associated with this offering; however, the Company may engage sales associates after this offering commences. Nonetheless, the Company expects to spend approximately $25,000 in expenses relating to this offering, including legal, accounting, travel, printing and other misc. expenses.

We hereby amend this offering circular on such date or dates as may be necessary to delay our effective date until we will file a further amendment which specifically states that this Offering circular shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Offering circular shall become effective on such date as the Commission, acting pursuant to Section 8(a) may determine.

This offering is highly speculative and these securities involve a high degree of risk and should be considered only by persons who can afford the loss of their entire investment. See “Risk Factors” on Page 6.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

10219 SE Lennard Road, Port St. Lucie, FL 34952

(772) 335-5550; www.gr8water.net

Offering Circular Date: February 2, 2018

(1)

SUMMARY INFORMATION	3
RISK FACTORS	5
SPECIAL INFORMATION REGARDING FORWARD LOOKING STATEMENTS	10
DILUTION	10
PLAN OF DISTRIBUTION	10
USE OF PROCEEDS	12
DESCRIPTION OF BUSINESS	13
DESCRIPTION OF PROPERTY	18
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	18
DIRECTORS, EXECUTIVE OFFICERS, AND SIGNIFICANT EMPLOYEES	21
COMPENSATION OF DIRECTORS EXECUTIVE OFFICERS	22
SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS	22
INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTION	24
SECURITIES BEING OFFERED	24
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES LIABILITIES	31
FINANCIAL STATEMENTS FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2017	32
NOTES TO THE UNAUDITED FINANCIAL STATEMENTS FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2017	38
FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2016 AND DECEMBER 31, 2015	54
NOTES TO THE UNAUDITED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2016 AND DECEMBER 31, 2015	60
EXHIBITS	75

(2)

SUMMARY INFORMATION

This summary highlights some of the information in this circular. It is not complete and may not contain all of the information that you may want to consider. To understand this offering fully, you should carefully read the entire circular, including the section entitled “Risk Factors,” before making a decision to invest in our securities. Unless otherwise noted or unless the context otherwise requires, the terms “we,” “us,” “our,” the “Company,” and “Water Technologies” refer to Water Technologies International, Inc. together with its wholly owned subsidiaries.

The Company

Water Technologies International, Inc. was originally incorporated in the State of Delaware on November 18, 1998 as Cypress International Inc. On August 10, 2005, the Company was re-domiciled to the State of Florida by merger with Latitude Industries, Inc., a Florida corporation incorporated on August 2, 2005, and commenced the operation under the name of Latitude Industries Inc. On May 19, 2011, the Company changed its name to Water Technologies International Inc. The Company’s principal business address is 10219 SE Lennard Road, Port St. Lucie, FL 34952.

The Company is currently authorized to issue a total of 2,000,000,000 shares of common stock, 800,000 shares of Series A Convertible Preferred Stock, 600,000 shares of Series B Convertible Preferred Stock, 500,000 shares of Series C Convertible Preferred Stock, and 100,000 shares of Series D Non-Convertible Preferred Stock, each with a par value of $0.00001. As of January 8, 2018, the Company had approximately 886,836,343 shares of common stock outstanding, 700,000 shares of Series A Preferred Stock outstanding, 450,000 shares of Series B Preferred Stock outstanding, 415,000 shares of Series C Preferred Stock outstanding and 100,000 shares of Series D Preferred Stock outstanding, collectively issued to approximately 54 shareholders of record.

Notwithstanding the foregoing, on or around December 7, 2017, the Company filed Articles of Amendment with the state of Florida to effectuate a 50 to 1 reverse stock split of its issued and outstanding common stock only (the “Reverse Stock Split”), which Reverse Stock Split is set to go effective with the state of Florida on January 22, 2018. Once the Reverse Stock Split has become effective, the issued and outstanding common stock of the Company will equal 17,736,727, presuming no additional shares are issued from this date until the effectiveness of the Reverse Stock Split. . The number of shares the Company is authorized to issue was unaffected by the Reverse Stock Split.

The Company’s securities are currently quoted on OTC Markets Pink marketplace. There is a limited market for the shares included in this offering.

Business Overview

The Company’s business plan is to manufacture and distribute atmospheric water generators (water from air), desalinization modular units and modular waste water treatment plants. Water Technologies International, Inc. is comprised of four wholly owned subsidiaries: GR8 Water, Inc., (“Great Water”) is focused on home and office as well as large commercial Atmospheric Water Generators (“AWG’s”); Aqua Pure International, Inc., a Florida corporation (“Aqua Pure”) is focused on filtration devices for the AWG’s; Water Technologies International, LLC, a Florida limited liability company (“WTI”) holds the “Patents Pending” and licenses the intellectual property for the holding company; and Water Technologies International China, Inc., was incorporated to open sales, marketing, and distribution of the company’s products into China.

Emerging Growth Company

We are an emerging growth company under the JOBS Act. We shall continue to be deemed an emerging growth company until the earliest of:

(a)	the last day of the fiscal year of the issuer during which it had total annual gross revenues of $1,500,000,000 (as such amount is indexed for inflation every five years by the Commission to reflect the change in the Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics, setting the threshold to the nearest 1,000,000) or more;

(b)	the last day of the fiscal year of the issuer following the fifth anniversary of the date of the first sale of common equity securities of the issuer pursuant to an effective IPO registration statement;

(c)	the date on which such issuer has, during the previous three-year period, issued more than $1,500,000,000 in nonconvertible debt; or

(d)	the date on which such issuer is deemed to be a ‘large accelerated filer’, as defined in section 240.12b-2 of title 17, Code of Federal Regulations, or any successor thereto.’

The Section 107 of the JOBS Act provides that we may elect to utilize the extended transition period for complying with new or revised accounting standards and such election is irrevocable if made. As such, we have made the election to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(1) of the JOBS Act. Please refer to a discussion under “Risk Factors” of the effect on our financial statements of such election.

As an emerging growth company we are exempt from Section 404(b) of Sarbanes Oxley. Section 404(a) requires Issuers to publish information in their annual reports concerning the scope and adequacy of the internal control structure and procedures for financial reporting. This statement shall also assess the effectiveness of such internal controls and procedures. Section 404(b) requires that the registered accounting firm shall, in the same report, attest to and report on the assessment on the effectiveness of the internal control structure and procedures for financial reporting. As an emerging growth company we are also exempt from Section 14A (a) and (b) of the Securities Exchange Act of 1934 which require the shareholder approval of executive compensation and golden parachutes.

We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of the JOBS Act, that allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

(3)

Going Concern

Our auditor has expressed substantial doubt about our ability to continue as a going concern. The Company has suffered losses and has experienced negative cash flows from operations, which raises substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The Offering

This circular relates to the sale of 100,000,000 shares of our common stock by the Company’s through the efforts of executive management at a price of $0.01 per share, for total offering proceeds of $1,000,000 if all offered shares are sold. The minimum amount established for investors is $10,000, unless such minimum is waived by the Company, in its sole discretion, on a case-by-case basis. There is no minimum offering amount and no provision to escrow or return investor funds if any minimum number of shares is not sold. All funds raised by the Company from this offering will be immediately available for the Company’s use.

Shares offered by the Company will be sold by our directors and executive officers. We may also elect to engage licensed broker-dealers. No sales agents have yet been engaged to sell shares. All shares will be offered on a “best-efforts” basis. Investors may be publicly solicited provided the “blue sky” regulations in the states in which the Company solicits investors allow such solicitation.

This offering will terminate at the earlier to occur of: (i) all shares offered hereby are sold, or (ii) one year from the date this offering circular is qualified with the SEC. Notwithstanding the foregoing, the Company may terminate this offering at any time or extend this offering by 90 days, in its sole discretion.

ABOUT THIS CIRCULAR

We have prepared this offering circular to be filed with the SEC for our offering of securities. The offering circular includes exhibits that provide more detailed descriptions of the matters discussed in this circular. You should rely only on the information contained in this circular and its exhibits. We have not authorized any person to provide you with any information different from that contained in this circular. The information contained in this circular is complete and accurate only as of the date of this circular, regardless of the time of delivery of this circular or sale of our shares. This circular contains summaries of certain other documents, but reference is hereby made to the full text of the actual documents for complete information concerning the rights and obligations of the parties thereto. All documents relating to this offering and related documents and agreements, if readily available to us, will be made available to a prospective investor or its representatives upon request.

INDUSTRY AND MARKET DATA

The industry and market data used throughout this circular have been obtained from our own research, surveys or studies conducted by third parties and industry or general publications. Industry publications and surveys generally state that they have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. We believe that each of these studies and publications is reliable. We have not engaged any person or entity to provide us with industry or market data.

TAX CONSIDERATIONS

No information contained herein, nor in any prior, contemporaneous or subsequent communication should be construed by a prospective investor as legal or tax advice. We are not providing any tax advice as to the acquisition, holding or disposition of the securities offered herein. In making an investment decision, investors are strongly encouraged to consult their own tax advisor to determine the U.S. Federal, state and any applicable foreign tax consequences relating to their investment in our securities. This written communication is not intended to be “written advice,” as defined in Circular 230 published by the U.S. Treasury Department.

(4)

RISK FACTORS

In addition to the other information provided in this circular, you should carefully consider the following risk factors in evaluating our business and before purchasing any of our common stock. All material risks identified by the Company are discussed in this section.

Risks Related to our Business

Our accountant has indicated doubt about our ability to continue as a going concern.

As of September 30, 2017, the Company had an accumulated deficit of $4,542,132. The net loss for the three and nine months ended September 30, 2017 was $114,232 and $537,078, respectively, for the years ended December 31, 2016 and 2015 was $584,264 and $454,581, respectively. Our ability to continue as a going concern is doubtful. Our financial statements do not include adjustments that might result from the outcome of this uncertainty. If we are unable to generate significant revenue or secure financing we may be required to cease or curtail our operations.

We will need a significant amount of capital to carry out our proposed business plan and, unless we are able to raise sufficient funds or generate sufficient revenues, we may be forced to discontinue our operations.

We currently have only approximately $1,200 of capital on hand. We anticipate that such capital will carry the Company for approximately 1 month, at which time the Company will require additional capital, either from this offering, revenues or from alternative sources, which alternative sources may include debt or equity financing on more favorable terms than those offered pursuant to this offering statement. Our ability to obtain the necessary financing to execute our business plan is subject to a number of factors, including general market conditions and investor acceptance of our business plan. These factors may make the timing, amount, terms and conditions of such financing unattractive or unavailable to us. If we are unable to raise sufficient funds or generate them through revenues, we will have to significantly reduce our spending, delay or cancel our planned activities or substantially change our current corporate structure. There is no guarantee that we will be able to obtain any funding or that we will have sufficient resources to continue to conduct our operations as projected, any of which could mean that we will be forced to discontinue our operations.

We may incur substantial costs as a result of litigation or other proceedings relating to patent and other intellectual property rights.

A third party may sue us or one of our strategic collaborators for infringing its intellectual property rights. Likewise, we may need to resort to litigation to enforce licensed rights or to determine the scope and validity of third-party intellectual property rights.

The cost to us of any litigation or other proceeding relating to intellectual property rights, even if resolved in our favor, could be substantial, and the litigation would divert our efforts. Some of our competitors may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources. If we do not prevail in this type of litigation, we or our strategic collaborators may be required to pay monetary damages; stop commercial activities relating to the affected products or services; obtain a license in order to continue manufacturing or marketing the affected products or services; or attempt to compete in the market with a substantially similar product.

Uncertainties resulting from the initiation and continuation of any litigation could limit our ability to continue some of our operations. In addition, a court may require that we pay expenses or damages, and litigation could disrupt our commercial activities.

Any inability to protect our intellectual property rights could reduce the value of our technologies and brand, which could adversely affect our financial condition, results of operations and business.

Our business is partly dependent upon our licensed patents, trademarks, trade secrets, copyrights and other intellectual property rights. Effective intellectual property rights protection, however, may not be available under the laws of every country in which we and our sub-licensees may operate. There is a risk of certain valuable trade secrets, beyond what is described publicly in patents, being exposed to potential infringers. Regardless of the Company’s technology being protected by patents or otherwise, there is a risk that other companies may employ the technology without authorization and without recompensing us.

The efforts we have taken to protect our proprietary rights may not be sufficient or effective. Any significant impairment of our intellectual property rights could harm our business or our ability to compete. In addition, protecting our intellectual property rights is costly and time consuming. There is a risk that we may have insufficient resources to counter adequately such infringements through negotiation or the use of legal remedies. It may not be practicable or cost effective for us to fully protect our intellectual property rights in some countries or jurisdictions. If we are unable to successfully identify and stop unauthorized use of our intellectual property, we could lose potential revenue and experience increased operational and enforcement costs, which could adversely affect our financial condition, results of operations and business.

(5)

The intellectual property behind our technology may include unpublished know-how as well as existing and pending patent protection. All patent protection eventually expires, and unpublished know-how is dependent on key individuals.

The commercialization of our technology is partially dependent upon know-how and trade secrets held by certain individuals working with and for us. Because the expertise runs deep in these few individuals, if something were to happen to any or all of them, the ability to properly operate our technologies without compromising quality and performance could be diminished greatly.

Knowledge published in the form of patents has finite protection, as all patents have a limited life and an expiration date. While continuous efforts will be made to apply for additional patents if appropriate, there is no guarantee that additional patents will be granted. The expiration of patents relating to our technology may hinder our ability to sub-license or sell the technology for a long period of time without the development of a more complex licensing strategy.

Our potential for rapid growth and our entry into new markets make it difficult for us to evaluate our current and future business prospects, and we may be unable to effectively manage any growth associated with these new markets, which may increase the risk of your investment and could harm our business, financial condition, results of operations and cash flow.

Our proliferation into new markets may place a significant strain on our resources and increase demands on our executive management, personnel and systems, and our operational, administrative and financial resources may be inadequate. We may also not be able to effectively manage any expanded operations, or achieve planned growth on a timely or profitable basis, particularly if the number of customers using our technology significantly increases or their demands and needs change as our business expands. If we are unable to manage expanded operations effectively, we may experience operating inefficiencies, the quality of our products and services could deteriorate, and our business and results of operations could be materially adversely affected.

If we are unable to keep up with rapid technological changes, our processes, products or services may become obsolete.

The market for our technologies is characterized by significant and rapid change. Although we will continue to expand our technological capabilities in order to remain competitive, research and discoveries by others may make our processes, products or services less attractive or even obsolete.

Competition could adversely affect our business.

Our industry in general is competitive. It is possible that future competitors could enter our market, thereby causing us to move market share and revenues. Further, we are aware of several competitors, each with more resources and market share than us. In addition, some of our current or future competitors may have significantly greater financial, technical, marketing and other resources than we do or may have more experience or advantages in the markets in which we will compete that will allow them to offer lower prices or higher quality technologies, products or services. If we do not successfully compete with these providers, we could fail to develop market share and our future business prospects could be adversely affected.

If we are unable to develop and maintain our brand and reputation for our product offerings, our business and prospects could be materially harmed.

Our business and prospects depend, in part, on developing and then maintaining and strengthening our brand and reputation in the markets we serve. If problems with our technologies cause end users to experience operational disruption or failure or delays in the delivery of their products and services to their customers, our brand and reputation could be diminished. If we fail to develop, promote and maintain our brand and reputation successfully, our business and prospects could be materially harmed.

(6)

 We are subject to government regulation, and unfavorable changes could substantially harm our business and results of operations.

We are subject to general business regulations and laws as well as regulations and laws specifically governing our industries in the U.S. and other countries in which we operate. Existing and future laws and regulations may impede our services and increase the cost of providing such services. These regulations and laws may cover taxation, tariffs, user pricing, distribution, consumer protection and the characteristics and quality of services.

Risks Related to this Offering and Our Securities

The offering price of our shares has been arbitrarily determined.

Our management has determined the shares offered by the Company. The price of the shares we are offering was arbitrarily determined based upon the current market value, illiquidity and volatility of our common stock, our current financial condition and the prospects for our future cash flows and earnings, and market and economic conditions at the time of the offering. The offering price for the common stock sold in this offering may be more or less than the fair market value for our common stock.

We may not register or qualify our securities with any state agency pursuant to blue sky regulations.

The holders of our shares of common stock and persons who desire to purchase them in the future should be aware that there may be significant state law restrictions upon the ability of investors to resell our shares. We currently do not intend to and may not be able to qualify securities for resale in states which require shares to be qualified before they can be resold by our shareholders.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds and may spend or invest these proceeds in a way with which our stockholders disagree. The failure by our management to apply these funds effectively could harm our business and financial condition. Pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.

Investors may have difficulty in reselling their shares due to the lack of market.

Our common stock is not currently traded on any exchange, but is quoted on OTC Markets Pink marketplace under the trading symbol “WTII.” There is a limited trading market for our common stock. There is no guarantee that any significant market for our securities will ever develop. Further, the state securities laws may make it difficult or impossible to resell our shares in certain states. Accordingly, our securities should be considered highly illiquid.

We will be subject to penny stock regulations and restrictions and you may have difficulty selling shares of our common stock.

The SEC has adopted regulations which generally define so-called “penny stocks” to be an equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions. Our common stock is a “penny stock”, and we are subject to Rule 15g-9 under the Exchange Act, or the “Penny Stock Rule”. This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers. For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to sale. As a result, this rule may affect the ability of broker-dealers to sell our securities and may affect the ability of purchasers to sell any of our securities in the secondary market.

For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the SEC relating to the penny stock market. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

We do not anticipate that our common stock will qualify for exemption from the Penny Stock Rule. In any event, even if our common stock were exempt from the Penny Stock Rule, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock, if the SEC finds that such a restriction would be in the public interest.

(7)

We are an “emerging growth company,” and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act, or the JOBS Act. The Section 107 of the JOBS Act provides that we may elect to utilize the extended transition period for complying with new or revised accounting standards and such election is irrevocable if made. As such, we have made the election to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(1) of the JOBS Act.

As an emerging growth company we are exempt from Section 404(b) of Sarbanes Oxley. Section 404(a) requires Issuers to publish information in their annual reports concerning the scope and adequacy of the internal control structure and procedures for financial reporting. This statement shall also assess the effectiveness of such internal controls and procedures. Section 404(b) requires that the registered accounting firm shall, in the same report, attest to and report on the assessment on the effectiveness of the internal control structure and procedures for financial reporting. As an emerging growth company we are also exempt from Section 14A (a) and (b) of the Securities Exchange Act of 1934 which require the shareholder approval of executive compensation and golden parachutes.

We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of the JOBS Act, that allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

If securities or industry analysts publish inaccurate or unfavorable research about our business, our stock price could decline.

The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. If one or more of the analysts who cover us downgrade our common stock or publish inaccurate or unfavorable research about our business, our common stock price would likely decline.

We do not intend to pay dividends for the foreseeable future.

We currently intend to retain any future earnings to finance the operation and expansion of our business, and we do not expect to declare or pay any dividends on our common stock in the foreseeable future.

The market price for our common stock is volatile, which could lead to wide fluctuations in our share price.

Our stock price is particularly volatile when compared to the shares of larger, more established companies that trade on a national securities exchange and have large public floats. The volatility in our share price is attributable to a number of factors. First, our common stock is sporadically and thinly traded. As a consequence of this limited liquidity, the trading of relatively small quantities of shares by our shareholders may disproportionately influence the price of those shares in either direction. The price for our shares could decline precipitously in the event that a large number of our common stock is sold on the market without commensurate demand. Secondly, we are a speculative or “risky” investment due to our limited operating history and lack of significant profits to date, and uncertainty of future market acceptance for our products. Many of these factors are beyond our control and may decrease the market price of our common stock, regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for our common stock will be at any time. Moreover, the OTC Pink marketplace is not a liquid market in contrast to the major stock exchanges. Consequently, you may be unable to sell your common stock at or above your purchase price, which may result in substantial losses to you.

Purchasers of our common stock may experience immediate dilution and/or future dilution.

We are authorized to issue up to 2,000,000,000 shares of common stock, of which 886,836,343 (or 17,736,727 post Reverse Stock Split) shares were issued and outstanding as of January 8, 2018. Our Board of Directors has the authority to cause us to issue additional shares of common stock without consent of any of our stockholders and there are several classes of preferred stock that may be converted to common stock. Consequently, the common stockholders may experience dilution in their ownership of our stock in the future and as a result of this offering.

(8)

Risks Related to Management and Personnel

We depend heavily on key personnel, and turnover of key senior management could harm our business.

Our future business and results of operations depend in significant part upon the continued contributions of our senior management personnel. If we lose their services or if they fail to perform in their current positions, or if we are not able to attract and retain skilled personnel as needed, our business could suffer. Significant turnover in our senior management could significantly deplete our institutional knowledge held by our existing senior management team. We depend on the skills and abilities of these key personnel in managing the product acquisition, marketing and sales aspects of our business, any part of which could be harmed by turnover in the future. We may not have written employment agreements with all of our senior management. We do not have any key person insurance.

Our management has limited experience in managing the day to day operations of a public company and, as a result, we may incur additional expenses associated with the management of our Company.

The management team is responsible for the operations and reporting of the Company. The requirements of operating as a small public company are many and sometimes difficult to navigate. This may require us to obtain outside assistance from legal, accounting, investor relations, or other professionals that could be more costly than planned. If we lack cash resources to cover these costs of being a public company in the future, our failure to comply with reporting requirements and other provisions of securities laws could negatively affect our stock price and adversely affect our potential results of operations, cash flow and financial condition after we commence operations.

Because we do not have an audit or compensation committee, shareholders will have to rely on the entire board of directors to perform these functions.

We do not have an audit or compensation committee and these functions are performed by the board of directors as a whole. Thus, there is a potential conflict in that board members who are also part of management will participate in discussions concerning management compensation and audit issues that may affect management decisions.

Certain of our stockholders hold a significant percentage of our outstanding voting securities, which could reduce the ability of minority shareholders to effect certain corporate actions.

Our officers and directors are the beneficial owners of a majority of our outstanding voting securities. As a result, they possess significant influence over Company elections and votes. As a result, their ownership and control may have the effect of facilitating and expediting a future change in control, merger, consolidation, takeover or other business combination, or encouraging a potential acquirer to make a tender offer. Their ownership and control may also have the effect of delaying, impeding, or preventing a future change in control, merger, consolidation, takeover or other business combination, or discouraging a potential acquirer from making a tender offer.

(9)

SPECIAL INFORMATION REGARDING FORWARD LOOKING STATEMENTS

Some of the statements in this circular are “forward-looking statements.” These forward-looking statements involve certain known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, among others, the factors set forth above under “Risk Factors.” The words “believe,” “expect,” “anticipate,” “intend,” “plan,” and similar expressions identify forward-looking statements. We caution you not to place undue reliance on these forward-looking statements.

We undertake no obligation to update and revise any forward-looking statements or to publicly announce the result of any revisions to any of the forward-looking statements in this document to reflect any future or developments. However, the Private Securities Litigation Reform Act of 1995 is not available to us as a non-reporting issuer. Further, Section 27A(b)(2)(D) of the Securities Act and Section 21E(b)(2)(D) of the Securities Exchange Act expressly state that the safe harbor for forward looking statements does not apply to statements made in connection with an initial public offering.

DILUTION

Investors in this offering will experience immediate dilution, as exampled below, from the sale of shares by the Company. If you invest in our shares, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the as adjusted net tangible book value per share of our capital stock after this offering. Net tangible book value per share represents our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding. Net tangible book value dilution per share of common stock to new investors represents the difference between the amount per share paid by purchasers in this offering and the as adjusted net tangible book value per share of common stock immediately after completion of this offering.

As of September 30, 2017, our net tangible book value was estimated at approximately negative $780,482, or approximately negative $0.044 per share (post Reverse Stock Split). After giving effect to our sale of the maximum offering amount of $1,000,000 in securities, assuming, for the point of this calculation only, that there have been no other changes since September 30, 2017, our as-adjusted net tangible book value would be approximately $219,518, or $0.0019 per share. At an offering price of $0.01 per share this represents an immediate dilution in net tangible book value of $0.0081 per share to investors of this offering, as illustrated in the following table:

Public offering price per share	$0.01
Net tangible book value per share	$(0.044)
Change in net tangible book value per share attributable to new investors	$0.0459
Adjusted net tangible book value per share	$0.0019
Dilution per share to new investors in the offering	$0.0081

The above calculations are based on 17,736,727 common shares issued and outstanding as of January 8, 2018 after adjusting for the Reverse Stock Split but before adjustments for this offering, and 117,736,727 common shares to be outstanding after adjustment for the Reverse Stock Split and the issuance of all shares offered hereby, assuming the offering is completed without any other additional shares issued, assets acquired or liabilities incurred.

PLAN OF DISTRIBUTION AND SELLING SECURITYHOLDERS

We are offering up to 100,000,000 shares of our common stock for $0.01 per share, for a total of up to $1,000,000 in gross offering proceeds, assuming all securities are sold. The minimum investment for any investor is $10,000, unless such minimum is waived by the Company, which may be done in its sole discretion on a case-by-case basis. There is no minimum offering amount or provision to escrow or return investor funds if any minimum number of shares is not sold, and we may sell significantly fewer shares of common stock than those offered hereby. In fact, there can be no assurances that the Company will sell any or all of the offered shares. All funds received from the Company will be immediately available for its use.

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Our common stock is not now listed on any national securities exchange or the NASDAQ stock market; however, the Company’s common stock is quoted on OTC Markets Pink marketplace. There is currently only a limited market for our securities and there is no guarantee that a more substantial or active trading market will develop in the future. There is also no guarantee that our securities will ever trade on any listed exchange. Accordingly, our shares should be considered highly illiquid, which inhibits investors’ ability to resell their shares.

Upon the later of this circular being qualified by the SEC or the Reverse Stock Split becoming effective with the state of Florida, the Company may offer and sell shares from time to time until all of the shares registered are sold; however, this offering will terminate one year from the initial qualification date of this circular, unless extended or terminated by the Company. The Company may terminate this offering at any time and may also extend the offering term by 90 days.

Currently, we plan to have our directors and executive officers and directors sell the shares offered hereby on a self-underwritten basis. They will receive no discounts or commissions. Our executive officers will deliver this circular to those persons who they believe might have interest in purchasing all or a part of this offering. The Company may generally solicit investors; however, it must abide by the “blue sky” regulations relating to investor solicitation in the states where it will solicit investors. All shares will be offered on a “best efforts” basis.

Our directors and officers will not register as broker-dealers under Section 15 of the Securities Exchange Act of 1934 in reliance upon Rule 3a4-1. Rule 3a4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer’s securities and not be deemed to be a broker-dealer. The conditions are that:

•	the person is not statutorily disqualified, as that term is defined in Section 3(a)(39) of the Act, at the time of his participation; and

•	the person is not at the time of their participation an associated person of a broker-dealer; and

•	the person meets the conditions of paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he (i) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities; and (ii) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding 12 months; and (iii) does not participate in selling and offering of securities for any issuer more than once every 12 months other than in reliance on paragraphs (a)(4)(i) or (a)(4)(iii) of Rule 3a4-1 of the Exchange Act.

Our officers and directors are not statutorily disqualified, are not being compensated, and are not associated with a broker-dealer. They are and will continue to hold their positions as officers or directors following the completion of the offering and have not been during the past 12 months and are currently not brokers or dealers or associated with brokers or dealers. They have not nor will they participate in the sale of securities of any issuer more than once every 12 months.

As of the date of this circular, we have not entered into any arrangements with any selling agents for the sale of the securities; however, we may engage one or more selling agents to sell the securities in the future. If we elect to do so, we will supplement this circular as appropriate.

All subscription agreements and checks received by the Company for the purchase of shares are irrevocable until accepted or rejected by the Company and should be delivered to the Company as provided in the subscription agreement. A subscription agreement executed by a subscriber is not binding on the Company until it is accepted on our behalf by the Company’s CEO or by specific resolution of our Board of Directors. Any subscription not accepted within 30 days will be automatically deemed rejected. Once accepted, the Company will deliver a stock certificate to a purchaser within five days from request by the purchaser; otherwise purchasers’ shares will be noted and held on the book records of the Company.

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In various states, the securities may not be sold unless these securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.  We have not yet applied for “blue sky” registration in any state, and there can be no assurance that we will be able to apply, or that our application will be approved and our securities will be registered, in any state in the US. We intend to sell the shares only in the states in which this offering has been qualified or an exemption from the registration requirements is available, and purchases of shares may be made only in those states.

Should any fundamental change occur regarding the status of this offering or other matters concerning the Company, we will file an amendment to this circular disclosing such matters.

OTC Markets Considerations

The OTC Markets is separate and distinct from the NASDAQ stock market or other national exchange. NASDAQ has no business relationship with issuers of securities quoted on the OTC Markets. The SEC’s order handling rules, which apply to NASDAQ-listed securities, do not apply to securities quoted on the OTC Markets.

Although the NASDAQ and other national stock markets have rigorous listing standards to ensure the high quality of their issuers, and can delist issuers for not meeting those standards; the OTC Markets has no listing standards. Rather, it is the market maker who chooses to quote a security on the system, files the application, and is obligated to comply with keeping information about the issuer in its files.

Investors may have greater difficulty in getting orders filled than if we were on NASDAQ or other exchanges. Trading activity in general is not conducted as efficiently and effectively on OTC Markets as with exchange-listed securities. Also, because OTC Markets stocks are usually not followed by analysts, there may be lower trading volume than for NASDAQ-listed securities.

 USE OF PROCEEDS

The following table illustrates the amount of net proceeds to be received by the Company on the sale of shares by the Company and the intended uses of such proceeds over an approximate 12 month period.

Capital Sources and Uses
100%
Gross Offering Proceeds	$1,000,000

Use of Proceeds:
Offering Expenses(1)	$25,000
Inventory (2)	$25,000
Research and Development(3)	$20,000
Accretive Acquisitions(4)	$830,000
Working Capital Reserves(5)	$100,000

(1)	The Company expects to pay approximately $25,000 in expenses relating to this offering including legal fees, accounting fees, printing, travel and reimbursements for expenses previously incurred by the Company’s management.

(2)	Assuming a fully funded offering, the Company intends to acquire additional inventory, including more atmospheric water generators and greenhouse systems.

(3)	The Company expects to spend offering proceeds on researching and developing water technology also energy technology as well as greenhouse systems.

(4)	We intend to acquire interests in companies focused on filtration systems for commercial and public uses. Such acquisitions may be for all cash or in combination with stock of the Company.

(5)	The Company will use working capital to pay for miscellaneous and general operating expenses, including management fees and overhead. From this amount, up to $30,000.00 may be used towards extinguishing outstanding deferred compensation owed to William Scott Tudor.

The allocation of the use of proceeds among the categories of anticipated expenditures represents management’s best estimates based on the current status of the Company’s proposed operations, plans, investment objectives, capital requirements, and financial conditions. Future events, including changes in economic or competitive conditions of our business plan or the completion of less than the total offering, may cause the Company to modify the above-described allocation of proceeds. The Company’s use of proceeds may vary significantly in the event any of the Company’s assumptions prove inaccurate. We reserve the right to change the allocation of net proceeds from the offering as unanticipated events or opportunities arise.

In the event the Company raises less than the maximum offering amount, it intends to proportionately reduce the amounts allocated to each of the above categories, except for offering expenses, with the primary focus being on accretive acquisitions, working capital and inventory. If less than 75% of the maximum offering amount is sold, the Company does not intend to expend any sums on research and development.

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DESCRIPTION OF BUSINESS

Organization

Water Technologies International, Inc. was originally incorporated in the State of Delaware on November 18, 1998 as Cypress International Inc. On August 10, 2005, the Company was re-domesticated to the State of Florida by merger with "Latitude Industries, Inc.," a Florida corporation incorporated on August 2, 2005, and changed its name to Latitude Industries Inc.

On May 5, 2011, the Company entered into a Plan of Exchange agreement (the “Plan of Exchange”) between and among the Company, GR8 Water Inc. (GR8), a Florida Corporation, the shareholders of GR8 (“GR8 Shareholders”) and Ms. Carolina Hernandez and Mr. Orlando Hernandez, the Majority Shareholders of the Company. Pursuant to the Plan of Exchange, the Company acquired 26,100,000 shares of GR8 Common Stock, representing 100% ownership in GR8, in exchange for a new issuance of 29,157,931 shares of Company’s Common Stock to the GR8 shareholders. As a result of the transaction, GR8 and its two subsidiaries, Aqua Pure International Inc. and Water Technologies International LLC, became the wholly-owned subsidiaries of the Company.

On May 5, 2011, the Company entered into an Agreement (the “Agreement”) between and among the Company and Mr. Orlando Hernandez, an individual (“Buyer”), pursuant to which the Buyer acquired 100% interest in the common shares of Latitude Powerboats Inc., the subsidiary of the Company incorporated in Florida, as well as assumed any and all liabilities of Latitude Powerboats Inc. in exchange for the payment of good and valuable consideration of not less than $100. As a result of the transactions consummated at the closing, the purchase gave the Buyer a 'controlling interest' in Latitude Powerboats Inc., and Latitude Powerboats Inc. was no longer wholly-owned subsidiaries of the Company. The Agreement was approved by the Board of Directors of the Company on May 5, 2011.

On May 19, 2011, the Company changed its name to Water Technologies International Inc.

On May 5, 2017, the Company filed Articles of Amendment to Articles of Incorporation with Secretary of State of Florida to increase its authorized shares of common stock to 2,000,000,000 shares; to increase its authorized shares of Series A Convertible Preferred Stock to 900,000 shares; to increase its authorized shares of Series B Convertible Preferred Stock to 600,000 shares, and to create Series C Convertible Preferred Stock with 500,000 authorized shares, out of the 2,000,000 shares of preferred stock, $.00001 par value.

On July 27, 2017, the Board of Directors of the Company approved to decrease the authorized shares of Series A Convertible Preferred Stock, $.00001 par value, from 900,000 shares to 800,000 shares, and creating Series D Non-Convertible Preferred with 100,000 shares authorized, $.00001 par value, within the 2,000,000 shares of preferred stock.

On or around December 7, 2017, the Company filed Articles of Amendment with the state of Florida to effectuate a 50 to 1 Reverse Stock Split of its issued and outstanding common stock only, which Reverse Stock Split is set to go effective with the state of Florida on January 22, 2018. Once the Reverse Stock Split has become effective, the issued and outstanding common stock of the Company will be reduced by a factor of 50. The number of shares the Company is authorized to issue was unaffected by the Reverse Stock Split. Further, the Reverse Stock Split is inapplicable to the Company’s preferred shares.

The Company’s principal business address is 10219 SE Lennard Road, Port St. Lucie, FL 34952.

Business

The Company, through its subsidiaries, strives to make safe drinking water available for everyone, thereby making the world a better place. The Company’s business plan is to manufacture and distribute atmospheric water generators (water from air), desalinization modular units and modular waste water treatment plants. Through the Company’s technology, industrial sized units can be modularly designed to produce thousands of gallons of water each day from ambient air.

Water Technologies is focused on providing an environmentally-friendly solution to the global water crisis. With a large amount of the earth’s water unsafe for human consumption, our products can be life-sustaining devices. In areas of the world where water shortage is not a problem, Water Technologies’ AWGs provide a cheaper, eco-friendly, and more practical alternative to traditional water cooler and bottled water.

The atmosphere is brimming with an estimated 3.4 quadrillion gallons of water in vapor form. Now the technology exists, with Company’s product line, to produce water from the atmosphere, especially in locations around the globe where water is in short supply. Our AWG products are an eco-friendly answer to the world’s water problems, and Water Technologies offers these technologically advanced water makers that are small enough to serve the needs of a traditional family or large enough to provide water for a village. The Water Technologies’ system produces clean water for pennies per gallon.

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Water Technologies International, Inc. is comprised of four wholly owned subsidiaries. GR8 Water, Inc., (“Great Water”) is focused on home and office as well as large commercial Atmospheric Water Generators (“AWG’s”). The second wholly owned subsidiary is Aqua Pure International, Inc., a Florida corporation (“Aqua Pure”), which is focused on filtration devices for the AWG’s. The third wholly owned subsidiary is Water Technologies International, LLC, a Florida limited liability company (“WTI”), which holds the “Patents Pending” and licenses the intellectual property for the holding company. Currently, the Company has patent issued in China with expiration on May 17, 2021 and patent issued in South Africa with expiration on May 17, 2031. The forth is Water Technologies International China, Inc., which was incorporated to open sales, marketing, and distribution of the company’s products into China. All of the associated companies are in the business of designing, manufacturing and distributing AWG's and related products. Also mobile waste water treatment plants, Greenhouse technology and green houses.

The Company’s AWG sales and marketing strategies are centered on increasing market share and sales of its superior AWG products. One way the Company accomplishes this is by educating the customer about the benefits of using the Company’s AWGs to generate clean, pure water from the atmosphere. By creating a partnership with dealers, distributers, municipalities, foundations, organizations, trade groups, and others, the Company can effectively market their AWGs to a broad audience of potential customers. Another integral part of our marketing strategy is to forge coalitions with companies who share our same philosophy and potential client base. This allows us to leverage conjoined marketing efforts to enhance consumer confidence and build brand awareness.

Company trade names include GR8 Water, Water Village, and Water Factory.

The Company currently intends to build its operations through accretive acquisitions, for which a substantial portion of offering proceeds has been allocated. Such acquisitions will generally be asset acquisitions, although the Company may also acquire business interests in subsidiaries. Purchase prices may be in cash or securities at or below fair market value, including convertible debt. The Company also intends to hire the key personnel from its acquisitions to bring their technical know-how to the Company. Each acquisition may range from less than $100,000 to nearly $1,000,000 depending on the assets being purchased.

Intellectual Property

On May 18, 2010, the Company filed a patent application for the Atmospheric Water Generator (“AWG”) and filtration units with United States Patent and Trademark Office (“USPT office”), and filed another patent application with Patent Convention Treaty to obtain global protection on May 10, 2011. The applications for patent in China and South Africa were approved in 2013, the approval in South Korea was obtained in 2014, and the approval in US was obtained in 2015.

On September 9, 2015, the Company entered into certain Assignment Agreements with Ser-Manukyan Family Holdings, Inc. (the “Assignor”), pursuant to which the Company was assigned 2 patents related to APPARATUS AND METHOD FOR A SPLIT TYPE WATER EXTRACTOR AND WATER DISPENSER in exchange for the issuance of 13,000,000 shares of common stock of the Company to the Assignor.

The following table summarizes the patents currently held or applied for by the Company:

Name Of The Country	National Phase Entry Date	Application No.	Status Of Application	Publication Date	Publication Number	Date Of Grant	Patent or Grant No.

US	15-Mar-13	13834609	Patent Issued	8-Aug-13	US2013199221	N.A	9,057,557
Korea	17-May-11	2012-7029822	Granted; Expires 17-May-31	23-Jan-13	KR1020130009844	N.A	1477883

China	17-May-11	CN2011900508U	Granted; Expires 17-May-21	4-Sep-13	CN203177554	N.A	201190000508.1

Mexico	14-Nov-12	MX20120013243	Published	24-Jan-13	MX2012013243	N.A

South Africa	13-Nov-12	2012/08348	Granted; Expires 17-May-31	N.A	WO2011146428	28-Aug-13	Patent No. 2012/08348
India	21-Nov-12	2600/MUMNP/2012	Published 17-Feb-14	N.A	N.A	N.A
US		12/433,811	Issued			12/23/2011	8075652
US		12830158	Issued				8398733

The Company is waiting on patent certificates to be issued from India and just received the below patent from Mexico:

PRIORITY NO.: 61/345682

OWNER : WATER TECHNOLOGY INTERNAT CO LTD

TITLE : APPARATUS TO RECOVER AND DISPENSE POTABLE WATER

INVENTOR: TUDOR WILLIAM SCOTT

COUNTRY STATUS SUB CASETYP/ PATENT/ TAX DATE/ TAX INSTRUCTION

CASE CLAIM APPLN NO TAX YEAR COST

.

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Market Information

Competitive position analysis:

Strengths

Strengths - Internal

•	Passion/vision
•	Industry experience
•	Product innovation
•	R&D depth
•	Industry contacts
•	Timely competitive product line
•	Product performance
•	Current client base
•	Sales history
•	Ability to scale
•	Web site strategy
•	Education key to pipeline pull through
•	Experienced management team
•	"How To" programs customer service
•	Exposure based on water shortage/ Hurricane awareness
•	Diversified distribution team

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Strengths - External

•	Water crisis movement
•	Consumer awareness and acceptance water contamination
•	Market size is indefinably huge and growing
•	No real market leader
•	Primary competitor is not US based
•	Industry contacts to attract qualified people
•	Steadily increased international brand recognition

Weaknesses

•	Regional sales is in its early stages
•	Limited funding for expansion to date
•	General economic factors have restrained explosive growth potential
•	Lack of E -Commerce presence has limited brand awareness

Opportunities

•	Adequate cash infusion would fuel explosive growth potential
•	Largely untapped market is ripe for the taking
•	National market opportunity
•	Opportunity to be in the forefront of the AWG movement
•	Many opportunities exist for new products in water generation
•	Government will significantly enlarge the market for AWG’s

Threats

•	Unavailability of funding will significantly limit growth
•	Slow or no economic recovery
•	Change in government support for AWG’s
•	Large industry competition expansion into the AWG markets

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Marketing Strategy

Our marketing strategy is designed to increase market share and sales of our branded products along in the United States and abroad by promoting our innovative, competitively superior, AWG products at competitive prices.  Our marketing will always include an emphasis on our education-first approach to customer use and service.

We will achieve this through the use of traditional as well as new media venues, where information and education are a primary factor in the consumer buying process.  In addition we will implement grass roots efforts to create new strategic alliances with municipalities, community organizations, regional and national foundations, universities and industry trade/buying groups.

We will further forge relationships with like-minded companies and leverage the combined marketing efforts and public relations initiatives to bring about and reinforce positive change in the minds of our every-day consumer resulting in an increase in consumer confidence, brand integrity and purchases.

Sales Strategy

Increase purchase volume from existing distribution partners.

 Achieve our expansion by closing potential deals in South Africa, Mexico, South America as well as expanding throughout Asia.

Continue to pursue and enter into agreements for international and independent contractor Distributor outlets in 2018. Add a marketing and sales person in 2018, for further expansion efforts throughout the United States and abroad.

Research and Development

The Company has not expended any funds on research and development in the past two fiscal years and does not expect to spend any sums on research and development during 2017.

Employees

The Company has approximately 1 full time employees, and 1 part time employees to support production and sales support.

Bankruptcy or Receivership

The Company has never been in bankruptcy or receivership.

Legal Proceedings

The Company is not aware of any pending or threatened legal proceedings in which we are involved.

Reports to Security Holders

We file alternative reports with OTC Markets. Our filings are available to you free of charge at www.otcmarkets.com.

Government Regulation

There is currently no body that regulates the sale, manufacture and distribution of AWG’s independently; however, some refrigerants require Federal EPA approval. The Company is compliant with all regulations and is up to date with all licensing requirements where it provides sales and services.

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DESCRIPTION OF PROPERTY

The Company does not currently own any real property; however, it does lease one office and R&D facility which consists of a 1,000 square foot office and a research and development production facility in Port St. Lucie Florida where WTII designs the proprietary AWG systems and testing occurs.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   Plan of Operation: Issuer’s Plan of Operation for the next twelve months.

Water Technologies International’s business model has been well received by our current distributors, manufactures and commercial customers. The global awareness regarding the importance to access fresh drinking water is becoming more prevalent. The ability of our products to generate fresh drinking water is well received and as the company grows over the next several years, the mission is to continue to capitalize on the popularity of Atmospheric Water Generators, and our ancillary AC and filtration products. WTII intends to achieve this by increasing the number of distributors worldwide to sell our products and service customer for our exclusive patent pending products. This will improve direct access to WTII’s unique products, educational resources, and expanding awareness of the quality brand through local, regional and national marketing initiatives. Plans for the WTII’s website, (www.gr8water.net) include offering targeted products for sale to the online community and expanding the site knowledge base to gradually become a resource for all things involving AWG’s.

The Company’s products are unique and patent pending, the ability to generate drinking water from air is a novel idea and in some countries a lifesaving proposition. WTII and our distributors are ready to capitalize on this incredible opportunity before them.

  Management's Discussion and Analysis of Financial Condition and Results of Operations.

For the three and nine months ended September 30, 2017 and 2016 (Unaudited)

Revenues

We had revenues of $1,400 for the three and nine months ended September 30, 2017, respectively, compared to revenues of $454 and $11,347 during the same periods ended September 30, 2016, respectively. The decrease in revenues was primarily due to normal fluctuations in our sales cycle as we attempt to establish proof of concept in our AWG products. We are in the business of designing, manufacturing and distributing AWG's and related products. We are attempting to develop a market for our products so that revenues will be more consistently generated each quarter.

Cost of Sales

We had cost of sales in amount of $3,600 and $16,100 for the three and nine months ended September 30, 2017 compared to $830 and $8,643 for the same period in 2016, respectively. Cost of sales included expenses directly related to the manufacturing and selling our products. Product delivery and direct labor would be examples of cost of sales items. The cost of sales during the three and nine months ended September 30, 2017 was due to an obsolete inventory write-off.

Operating Expenses

We had operating expenses of $101,740 and $275,645 for the three and nine months ended September 30, 2017 compared with $56,146 and $286,744 for the same period in 2016, respectively. Operating expenses were in connection with our daily operations, including but not limited to, consulting and advising fees, accounting fees, officer compensation, rent, website development and others. The operating expenses during the nine months ended September 30, 2017 and 2016 were close since our operation was steady from time to time. The increase in operating expenses during the third quarter of 2017 compared to the same period in 2016 was due primarily to the non-cash expenses for stock compensation in amount of $36,000 incurred during the 2017 period. The shares were valued at the fair value on the grant date, and booked pro rata within the relative service periods. Comparatively, there was no stock based compensation in the third quarter of 2016.

Both operating costs and expected revenue generation are difficult to predict. There can be no assurance that revenues will be sufficient to cover future operating costs, and it may be necessary to continuously raise additional capital to sustain operations.

We expect that our operating expenses would increase during 2018 resulting from the business of designing, manufacturing and distributing AWG's and related products.

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Income/Losses

Net losses were $114,232 and $537,078 for the three and nine months ended September 30, 2017, respectively, compared to net losses of $93,065 and $425,937 for the three and nine months ended September 30, 2016, respectively. The increase in net losses during the nine months ended September 30, 2017 was primarily attributable to non-cash expenses in connection with the change in derivative values associated with outstanding convertible debt in amount of $133,890, compared to $56,847 for the same period during 2016.

Our goal is to eventually be profitable resulting from the business of designing, manufacturing and distributing AWG's and related products. However, there can be no assurance that we will achieve or maintain profitability, or that any revenue growth will take place in the future.

Impact of Inflation

We believe that inflation has had a negligible effect on operations since inception. We believe that we can offset inflationary increases in the cost of operations by increasing sales and improving operating efficiencies.

Liquidity and Capital Resources

During the nine months ended September 30, 2017 and 2016, net cash flows used in operating activities were $102,125 and $56,885, respectively. Negative cash flows in the nine months of 2017 were due primarily to our net losses for the period, partially offset by the non-cash amortization of patents of $20,921 and amortization of debt discount of $91,890, and inventory write off by $16,100, plus the increase in accrued officer compensation by $60,640. Comparatively, negative cash flows in the nine months ended September 30, 2016 were due primarily to the net loss of $425,937, partially offset by the non-cash expenses of $98,500 due to stock issuance for services, $56,847 in change in derivative liabilities and $106,610 increase in accrued officer compensation.

During the nine months ended September 30, 2017, we had cash flows of $3,504 used in investing activities attributable to legal fees and other costs associated with obtaining patents. Comparatively, we had no cash flow from investing activities in the same period during 2016.

During the nine months ended September 30, 2017 and 2016, net cash flows provided by financing activities were $106,000 and $56,302, respectively, primarily attributable to the proceeds from convertible notes payable and proceeds from sale of shares during the respective periods.

We had cash of $1,284 on hand as of September 30, 2017. On the short-term basis, we will be required to raise a significant amount of additional funds over the next 12 months to sustain operations. On the long-term basis, we will potentially need to raise capital to grow and develop our business.

It is likely that we will require significant additional financing within the next 12 months and if we are unable to raise the needed funds on an acceptable basis, we may be forced to cease or curtail operations.

For the years ended December 31, 2016 and 2015 (Unaudited)

 Revenues

We had revenues of $12,347 and $56,954 for the years ended December 31, 2016 and 2015, respectively. The decrease in revenues was primarily due to normal fluctuations in our sales cycle as we attempt to establish proof of concept in our AWG products. We are in the business of designing, manufacturing and distributing AWG's and related products. Our current revenues do not steadily increase as much as expected since we do not have well developed market for our products yet. The sales in 2016 and 2015 were due to sales in South Africa, Mexico, South America as well as testing products in these countries.

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Operating Expenses

We had operating expenses of $343,102 and $326,280 for the years ended December 31, 2016 and 2015, respectively. Operating expenses were in connection with our daily operations, including but not limited to, consulting and advising fees, accounting fees, officer compensation, rent, website development and others. The increase in operating expenses in 2016 were due primarily to the increase in non-cash expenses for stock compensation, which were $98,500 and $75,222 for years ended December 31, 2016 and 2015, respectively. The common shares were valued at the fair value on the grant date, and booked pro rata within the relative service periods.

Both operating costs and expected revenue generation are difficult to predict. There can be no assurance that revenues will be sufficient to cover future operating costs, and it may be necessary to continuously raise additional capital to sustain operations.

We expect that our operating expenses would increase during 2017 resulting from the business of designing, manufacturing and distributing AWG's and related products.

Income/Losses

Net losses were $584,264 and $454,581 for the years ended December 31, 2016 and 2015, respectively. The increase in net losses in 2016 was primarily attributable to the increase in stock issued for services during the period and amortization of debt discount.

We expected we would be profitable resulting from the business of designing, manufacturing and distributing AWG's and related products. However, there can be no assurance that we will achieve or maintain profitability, or that any revenue growth will take place in the future.

Impact of Inflation

We believe that inflation has had a negligible effect on operations since inception. We believe that we can offset inflationary increases in the cost of operations by increasing sales and improving operating efficiencies.

Liquidity and Capital Resources

During the years ended December 31, 2016 and 2015, net cash flows provided by (used in) operating activities were ($76,485) and ($81,514), respectively. Negative cash flows in the years ended December 31, 2016 were due primarily to our net losses for the year, partially offset by the non-cash expenses, stock issuance for services and accrued officer compensation.

During the years ended December 31, 2016 and 2015, we had cash flows of $-0- and ($12,407) provided by (used in) investing activities, respectively, attributable to legal fees and other costs associated with obtaining patents.

During the years ended December 31, 2016 and 2015, net cash flows provided by financing activities were $76,302 and $95,000, respectively primarily attributable to the $71,000 and $25,000 in proceeds from convertible notes payable during the respective years. Additionally we had $15,000 and $70,000 in proceeds from sales of common stock during 2016 and 2015, respectively.

We had cash of $913 on hand as of December 31, 2016. On the short-term basis, we will be required to raise a significant amount of additional funds over the next 12 months to sustain operations. On the long-term basis, we will potentially need to raise capital to grow and develop our business.

It is likely that we will require significant additional financing within the next 12 months and if we are unable to raise the needed funds on an acceptable basis, we may be forced to cease or curtail operations.

 C.        Off-Balance Sheet Arrangements: None

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DIRECTORS, EXECUTIVE OFFICERS, AND SIGNIFICANT EMPLOYEES

Our board of directors is elected annually by our shareholders. The board of directors elects our executive officers annually. Our directors and executive officers are as follows:

Name	Age	Position
William Scott Tudor	59	President, CEO, Secretary, Director
Frank J. Hariton	68	Director

William Scott Tudor. Mr. Tudor is the Founder and CEO of Aqua Pure International, Inc. and GR8 Water, Inc. and has been the CEO of the Company for approximately 11 years. Mr. Tudor’s management and operational experience encompasses a wide and varied management base, including an automotive business, a four-star restaurant and a landscape/hardscape business. For over 30 years, this seasoned executive has provided innovative ideas and solutions to varied industries. For the past five years, Mr. Tudor has been involved in intensive research and development in the Atmospheric Water Generator industry, focusing on providing an environmentally-friendly solution to our world’s water crisis.

Frank J. Hariton. Mr. Hariton brings over 40 years of experience to the Company. He has been a corporate securities attorney and member of the New York bar since 1975. Mr. Hariton has a successful law practice in White Plains, NY.

Family Relationships

There are no family relationships among and between the issuer’s directors, officers, persons nominated or chosen by the issuer to become directors or officers, or beneficial owners of more than five percent (5%) of any class of the issuer’s equity securities.

Legal Proceedings

No officer, director, or persons nominated for such positions, promoter, control person or significant employee has been involved in the last ten years in any of the following:

•	Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time,

•	Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses),

•	Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities,

•	Being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

•	Having any government agency, administrative agency, or administrative court impose an administrative finding, order, decree, or sanction against them as a result of their involvement in any type of business, securities, or banking activity.

•	Being the subject of a pending administrative proceeding related to their involvement in any type of business, securities, or banking activity.

•	Administrative proceedings related to their involvement in any type of business, securities, or banking activity.

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COMPENSATION OF DIRECTORS EXECUTIVE OFFICERS

The table below summarizes all compensation awarded to, earned by, or paid to our executive officers and directors for all services rendered in all capacities to us since the beginning of fiscal year 2015 until the date of the offering statement to which this offering circular relates. We do not have a compensation committee and compensation for our directors and officers is determined by our board of directors. We have not approved any stock option plan for the compensation of employees and contractors.

Name and principal position	Fiscal Year	Cash Compensation	Other Compensation	Total Compensation
William Scott Tudor CEO, President, Secretary and Director (1)	2015	$160,000	$29,568	$189,568
	2016	$160,000	$57,000	$217,000
	2017	$160,000	$0	$160,000

(1)	The Company has an agreement with Mr. Tudor to pay him compensation of at least $160,000 per year. The Company has deferred this compensation, as indicated in its financial statements.

The table below summarizes all compensation awarded to, earned by, or paid to our non-interested directors for all services rendered in all capacities to us during the Company’s inception.

Non-Interested Director Summary Compensation Table
Name and principal position	Fiscal Year	Cash Compensation	Other Compensation	Total Compensation
Frank Hariton, Director (1)	2015	$0	$9,856	$9,856
	2016	$0	$31,500	$31,500
	2017	$0	$30,000	$30,000

(1) The Company does not have a written employment agreement with Mr. Hariton.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following tables set forth the ownership, as of January 8, 2018, of our shares of stock by each person known by us to be the beneficial owner of more than 10% of our outstanding voting stock, our directors, and our executive officers and directors as a group. To the best of our knowledge, the persons named have sole voting and investment power with respect to such shares, except as otherwise noted. There are not any pending or anticipated arrangements that may cause a change in control.

The information presented below regarding beneficial ownership of our voting securities has been presented in accordance with the rules of the Securities and Exchange Commission and is not necessarily indicative of ownership for any other purpose. Under these rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. A person is deemed to own beneficially any security as to which such person has the right to acquire sole or shared voting or investment power within 60 days through the conversion or exercise of any convertible security, warrant, option or other right. More than one person may be deemed to be a beneficial owner of the same securities.

Except as otherwise indicated below and under applicable community property laws, we believe that the beneficial owners of our common stock listed below have sole voting and investment power with respect to the shares shown. Unless stated otherwise, the business address for these shareholders is 10219 SE Lennard Road, Port St. Lucie, FL 34952.

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Common Stock
Name	Number of Common Shares(2)	Percentage of Class

William Scott Tudor (1)	2,447,018 (1)	0.28%

Frank Hariton	435,000	0.05%

All Officers and Directors	2,882,018	0.33%

(1) Includes 2,000,000 shares held in his wife’s name. (2) These figures will be reduced by a factor of 50 following the Reverse Stock Split.

Series A Preferred Stock
Name	Number of Series A Preferred Stock	Percentage of Class

William Scott Tudor (2)	560,000 (2)	80.00%

Frank Hariton	90,000	12.86%

All Officers and Directors	650,000	92.86%

(2) Incudes 30,000 shares held in his wife’s name.

Series B Preferred Stock
Name	Number of Series Preferred Stock	Percentage of Class

Alliance International Capital Mgmt. Group, Ltd. (Trenton Smith) 4th Floor Centreville House, 2nd Terrace West P.O. BOX N. 8303 Nassau, NP Bahamas	50,000	11.11%

Educational Group LLC (Teresa Haynes) 1082 SW Keats Ave. Palm City FL 34990	100,000	22.22%

First Level Capital LLC (Michael Friedman) 477 South Rosemary Ave. Suite 202, West Palm Beach, FL 33401	50,000	11.11%

Joseph Kicos 4514 Binfield Circle Uniontown, OH 44685	100,000	22.22%

Phil New 8828 Bally Bunion Road Port St. Lucie, FL 34986	150,000	33.34%

Series C Preferred Stock
Name	Number of Series C Preferred Stock	Percentage Of Class

Frank Hariton	80,000	19.28%

William Scott Tudor	160,000	38.55%

Educational Group, LLC (Teresa Haynes) 1082 SW Keats Ave. Palm City, FL 34990-1355	175,000	42.17%

All Officers and Directors	240,000	57.83%

Series D Preferred Stock
Name	Number Of Series D Preferred Stock	Percentage Of Class

William Scott Tudor	100,000	100%

All Officers and Directors	100,000	100%

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INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTION

Except as described within the section entitled Executive Compensation of this circular, the Company had the following transactions with “Related Persons,” as that term is defined in item 404 of Regulation SK, which includes, but is not limited to:

•	any of our directors or officers;

•	any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding shares of common stock; or

•	any member of the immediate family (including spouse, parents, children, siblings and in- laws) of any of the above persons.

On February 29, 2016, the Company issued total 45,000 shares of Series “C” Preferred Stock to the two directors of the Company for their services during 2016.

On May 24, 2016, the Company issued 15,000 shares of Series “C” Preferred Stock Frank Hariton for his legal services to the Company during 2016.

On May 24, 2016, the Company issued 130,000 shares of Series “C” Preferred Stock to William Scott Tudor for partial settlement of the accrued officer compensation in the amount of $26,200.

On September 27, 2017, the Company issued 50,000 shares of Series “C” Preferred Stock Frank Hariton for his legal services to the Company during 2017.

On September 27, 2017, the Company issued 100,000 shares of Series “D” Preferred Stock to William Scott Tudor for partial settlement of the accrued officer compensation in the amount of $25,000.

Since inception, the Company agreed to compensate its Chief Executive Officer, William Scott Tudor, for his contribution and work as the Company’s Chairman and Chief Executive Officer, pursuant to which, Mr. Tudor was entitled to receive $40,000 per quarter since 2015. The expenses recognized as officer compensation have been included in selling, general and administrative expenses in the accompanying consolidated statements of operations.

As of September 30, 2017, the balance of accrued officer compensation was $327,660.

SECURITIES BEING OFFERED

This circular relates to the sale of up to 100,000,000 post Reverse Stock Split shares of our common stock by the Company at a price of $0.01 per share, for total offering proceeds of up to $1,000,000 if all offered shares are sold. There is no minimum offering amount and no provision to escrow or return investor funds if any minimum number of shares is not sold. The minimum amount established for investors is $10,000, unless such minimum is waived by the Company, in its sole discretion. All funds raised by the Company from this offering will be immediately available for the Company’s use.

The Company is currently authorized to issue a total of 2,000,000,000 shares of common stock, 800,000 shares of Series A Convertible Preferred Stock, 600,000 shares of Series B Convertible Preferred Stock, 500,000 shares of Series C Convertible Preferred Stock, and 100,000 shares of Series D Non-Convertible Preferred Stock, each with a par value of $0.00001. As of January 8, 2018, the Company had approximately 886,836,343 shares of common stock outstanding, 700,000 shares of Series A Preferred Stock outstanding, 450,000 shares of Series B Preferred Stock outstanding, 415,000 shares of Series C Preferred Stock outstanding, and 100,000 shares of Series D Preferred Stock outstanding. Following the Reverse Stock Split, there will be 17,736,727 shares of common stock outstanding, presuming no additional shares of common stock are issued from now until the date the Reverse Stock Split goes effective.

Each share of common stock entitles the holder to one vote, either in person or by proxy, at meetings of shareholders. The holders are not permitted to vote their shares cumulatively. Accordingly, the shareholders of our common stock who hold, in the aggregate, more than fifty percent of the total voting rights can elect all of our directors and, in such event, the holders of the remaining minority shares will not be able to elect any of such directors. The vote of the holders of a majority of the issued and outstanding shares of common stock entitled to vote thereon is sufficient to authorize, affirm, ratify or consent to such act or action, except as otherwise provided by law. Shareholders may take action by written consent of over 50% of the issued and outstanding common stock of the Company.

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Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of funds legally available. We have not paid any dividends since our inception, and we presently anticipate that all earnings, if any, will be retained for development of our business. Any future disposition of dividends will be at the discretion of our board of directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors.

Holders of our common stock have no pre-emptive rights or other subscription rights, conversion rights, redemption or sinking fund provisions. Upon our liquidation, dissolution or winding up, the holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all of our debts and other liabilities. There are not any provisions in our Articles of Incorporation or our Bylaws that would prevent or delay change in our control.

Preferred Stock

The designation, powers, including voting rights, preferences and any qualifications, limitations, or restrictions of the Preferred Stock will be established from time to time upon the approval by both Directors and Majority Shareholders of Company.

On July 27, 2017, the Board of Directors of the Company authorized and approved to decrease the authorized shares of Series A Convertible Preferred Stock to 800,000 shares, maintain the authorized shares of Series B Convertible Preferred Stock to 600,000 shares, maintain the authorized shares of Series C Convertible Preferred Stock to 500,000 authorized shares, and to create Series D Non-Convertible Preferred Stock with 100,000 authorized shares, out of the 2,000,000 shares of preferred stock, $.00001 par value, which shall each have the relative rights, privileges, limitations and preferences as set forth below:

Series A Convertible Preferred Stock

(1)	Conversion into Common Stock.

(a)	Right to Convert. Each share of Series A Convertible Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance (the “Conversion Date”) into one hundred (100) shares of fully paid and non-assessable shares of Common Stock (the “Conversion Ratio”).

(b)	Mechanics of Conversion. Before any holder shall be entitled to convert, he shall surrender the certificate or certificates representing Series A Convertible Preferred Stock to be converted, duly endorsed or the Corporation or of any transfer agent, and shall give written notice to the Corporation at such office that he elects to convert the same. The Corporation shall, as soon as practicable thereafter, issue a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled. The Corporation shall, as soon as practicable after delivery of such certificates, or such agreement and indemnification in the case of a lost, stolen or destroyed certificate, issue and deliver to such holder of Series A Convertible Preferred Stock a certificate or certificates for the number of shares of Common Stock to which such holder is entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Convertible Preferred Stock to be converted.

(c)	Adjustment to Conversion Ratio.

(i)	Merger or Reorganization. In case of any consolidation or merger of the Corporation as a result of which holder of Common Stock become entitled to receive other stock or securities or property, or in case of any conveyance of all or substantially all of the assets of the Corporation to another corporation, the Corporation shall mail to each holder of Series A Convertible Preferred Stock at least thirty (30) days prior to the consummation of such event a notice thereof, and each such holder shall have the option to either (i) convert such holder’s shares of Series A Convertible Preferred Stock into shares of Common Stock pursuant to this Section (c) and thereafter receive the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such Series A Convertible Preferred Stock would have been entitled upon such consolidation, merger or conveyance, or (ii) exercise such holder’s rights pursuant to Section 1(a). Unless otherwise set forth by the Board of Directors, the Conversion Ratio shall not be affected by a stock dividend or subdivision (stock split) on the Common Stock of the corporation, or a stock combination (reverse stock split) or stock consolidation by reclassification of the Common Stock. However, once the Series A Convertible Preferred Stock has been converted to Common Stock, it shall be subject to all corporate actions that affect or modify the common stock.

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(d)	No Impairment. The Corporation will not, by amendment of its Articles of Incorporation, this Certificate of Designation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section (d) and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Convertible Preferred Stock against impairment.

(e)	Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Ratio of the Series A Convertible Preferred Stock pursuant to this Section (c), the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Convertible Preferred Stock a certificate setting forth such adjustment or readjustment and the calculation on which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Convertible Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustment and readjustment, (ii) the Conversion Ratio for the Series A Convertible Preferred Stock at the time in effect and (iii) the number of share of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Series A Convertible Preferred Stock.

(f)	Notice of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend which is the same as cash dividends paid in previous quarter) or other distribution, the Corporation shall mail to each holder of Series A Convertible Preferred Stock at least ten (10) days prior to the date specified herein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.

(g)	Common Stock Reserve. The corporation shall reserve and keep available out of its authorized but unissued Common Stock such number of shares of Common Stock as shall from time to time be sufficient to effect conversion of the Series A Convertible Preferred Stock.

(2)	Voting Rights. Except as otherwise required by law, the holders of Series A Convertible Preferred Stock and the holders of Common Stock shall be entitled to notice of any stockholders’ meeting and to vote as a single class upon any matter submitted to the stockholders for a vote as follows: (i) the holders of each series of Preferred Stock shall have one vote for each full share of Common Stock into which a share of such series would be convertible on the record date for the vote, or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited; and (ii) the holders of Common Stock shall have one vote per share of Common Stock held as of such date.

(3)	Reissuance. No share or shares of Series A Convertible Preferred Stock acquired by the Corporation by reason of conversion, all such shares thereafter shall be returned to be the status of unissued shares of Convertible Preferred Stock of the Corporation.

Series B Convertible Preferred Stock

(1)	Conversion into Common Stock.

a.	Right to Convert. Each share of Series B Convertible Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance (the “Conversion Date”) into one hundred (100) shares of fully paid and non-assessable shares of Common Stock (the “Conversion Ratio”).

b.	Mechanics of Conversion. Before any holder shall be entitled to convert, he shall surrender the certificate or certificates representing Series B Convertible Preferred Stock to be converted, duly endorsed or the Corporation or of any transfer agent, and shall give written notice to the Corporation at such office that he elects to convert the same. The Corporation shall, as soon as practicable thereafter, issue a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled. The Corporation shall, as soon as practicable after delivery of such certificates, or such agreement and indemnification in the case of a lost, stolen or destroyed certificate, issue and deliver to such holder of Series B Convertible Preferred Stock a certificate or certificates for the number of shares of Common Stock to which such holder is entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series B Convertible Preferred Stock to be converted.

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c.	Adjustment to Conversion Ratio.

(i)	Merger or Reorganization. In case of any consolidation or merger of the Corporation as a result of which holder of Common Stock become entitled to receive other stock or securities or property, or in case of any conveyance of all or substantially all of the assets of the Corporation to another corporation, the Corporation shall mail to each holder of Series B Convertible Preferred Stock at least thirty (30) days prior to the consummation of such event a notice thereof, and each such holder shall have the option to either (i) convert such holder’s shares of Series B Convertible Preferred Stock into shares of Common Stock pursuant to this Section (c) and thereafter receive the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such Series B Convertible Preferred Stock would have been entitled upon such consolidation, merger or conveyance, or (ii) exercise such holder’s rights pursuant to Section 1(a). Unless otherwise set forth by the Board of Directors, the Conversion Ratio shall not be affected by a stock dividend or subdivision (stock split) on the Common Stock of the corporation, or a stock combination (reverse stock split) or stock consolidation by reclassification of the Common Stock. However, once the Series B Convertible Preferred Stock has been converted to Common Stock, it shall be subject to all corporate actions that affect or modify the common stock.

d.	No Impairment. The Corporation will not, by amendment of its Articles of Incorporation, this Certificate of Designation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section (d) and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series B Convertible Preferred Stock against impairment.

e.	Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Ratio of the Series B Convertible Preferred Stock pursuant to this Section (c), the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series B Convertible Preferred Stock a certificate setting forth such adjustment or readjustment and the calculation on which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series B Convertible Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustment and readjustment, (ii) the Conversion Ratio for the Series B Convertible Preferred Stock at the time in effect and (iii) the number of share of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Series B Convertible Preferred Stock.

f.	Notice of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend which is the same as cash dividends paid in previous quarter) or other distribution, the Corporation shall mail to each holder of Series B Convertible Preferred Stock at least ten (10) days prior to the date specified herein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.

g.	Common Stock Reserve. The corporation shall reserve and keep available out of its authorized but unissued Common Stock such number of shares of Common Stock as shall from time to time be sufficient to effect conversion of the Series B Convertible Preferred Stock.

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(2)	Voting Rights. Except as otherwise required by law, the holders of Series B Convertible Preferred Stock and the holders of Common Stock shall be entitled to notice of any stockholders’ meeting and to vote as a single class upon any matter submitted to the stockholders for a vote as follows: (i) the holders of each series of Preferred Stock shall have one vote for each full share of Common Stock into which a share of such series would be convertible on the record date for the vote, or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited; and (ii) the holders of Common Stock shall have one vote per share of Common Stock held as of such date.

(3)	Reissuance. No share or shares of Series B Convertible Preferred Stock acquired by the Corporation by reason of conversion, all such shares thereafter shall be returned to be the status of unissued shares of Convertible Preferred Stock of the Corporation.

Series C Convertible Preferred Stock

(1)	Conversion into Common Stock.

a.	Right to Convert. Each share of Series C Convertible Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance (the “Conversion Date”) into one thousand (1,000) shares of fully paid and non-assessable shares of Common Stock (the “Conversion Ratio”).

b.	Mechanics of Conversion. Before any holder shall be entitled to convert, he shall surrender the certificate or certificates representing Series C Convertible Preferred Stock to be converted, duly endorsed or the Corporation or of any transfer agent, and shall give written notice to the Corporation at such office that he elects to convert the same. The Corporation shall, as soon as practicable thereafter, issue a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled. The Corporation shall, as soon as practicable after delivery of such certificates, or such agreement and indemnification in the case of a lost, stolen or destroyed certificate, issue and deliver to such holder of Series C Convertible Preferred Stock a certificate or certificates for the number of shares of Common Stock to which such holder is entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series C Convertible Preferred Stock to be converted.

c.	Adjustment to Conversion Ratio.

(i)	Merger or Reorganization. In case of any consolidation or merger of the Corporation as a result of which holder of Common Stock become entitled to receive other stock or securities or property, or in case of any conveyance of all or substantially all of the assets of the Corporation to another corporation, the Corporation shall mail to each holder of Series C Convertible Preferred Stock at least thirty (30) days prior to the consummation of such event a notice thereof, and each such holder shall have the option to either (i) convert such holder’s shares of Series C Convertible Preferred Stock into shares of Common Stock pursuant to this Section (c) and thereafter receive the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such Series C Convertible Preferred Stock would have been entitled upon such consolidation, merger or conveyance, or (ii) exercise such holder’s rights pursuant to Section 1(a). Unless otherwise set forth by the Board of Directors, the Conversion Ratio shall not be affected by a stock dividend or subdivision (stock split) on the Common Stock of the corporation, or a stock combination (reverse stock split) or stock consolidation by reclassification of the Common Stock. However, once the Series C Convertible Preferred Stock has been converted to Common Stock, it shall be subject to all corporate actions that affect or modify the common stock.

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d.	No Impairment. The Corporation will not, by amendment of its Articles of Incorporation, this Certificate of Designation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section (d) and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series C Convertible Preferred Stock against impairment.

e.	Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Ratio of the Series C Convertible Preferred Stock pursuant to this Section (c), the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series C Convertible Preferred Stock a certificate setting forth such adjustment or readjustment and the calculation on which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series C Convertible Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustment and readjustment, (ii) the Conversion Ratio for the Series C Convertible Preferred Stock at the time in effect and (iii) the number of share of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Series C Convertible Preferred Stock.

f.	Notice of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend which is the same as cash dividends paid in previous quarter) or other distribution, the Corporation shall mail to each holder of Series C Convertible Preferred Stock at least ten (10) days prior to the date specified herein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.

g.	Common Stock Reserve. The corporation shall reserve and keep available out of its authorized but unissued Common Stock such number of shares of Common Stock as shall from time to time be sufficient to effect conversion of the Series C Convertible Preferred Stock.

(2)	Voting Rights. Except as otherwise required by law, the holders of Series C Convertible Preferred Stock and the holders of Common Stock shall be entitled to notice of any stockholders’ meeting and to vote as a single class upon any matter submitted to the stockholders for a vote as follows: (i) the holders of each series of Preferred Stock shall have one vote for each full share of Common Stock into which a share of such series would be convertible on the record date for the vote, or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited; and (ii) the holders of Common Stock shall have one vote per share of Common Stock held as of such date.

(3)	Reissuance. No share or shares of Series C Convertible Preferred Stock acquired by the Corporation by reason of conversion, all such shares thereafter shall be returned to be the status of unissued shares of Convertible Preferred Stock of the Corporation.

Series D Non-Convertible Preferred Stock

1.	Voting. Holders of the Series D Preferred Stock shall have One Hundred Thousand (100,000) times that number of votes on all matters submitted to the shareholders that is equal to the number of shares of Common Stock (rounded to the nearest whole number), at the record date for the determination of the shareholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of such shareholders is affected. Holders of the Series D Voting Preferred Stock shall vote together with the holders of Common Stock as a single class upon all matters submitted to the Common Stock shareholders.

2.	Dividends. The holders of Series D Preferred Stock of the Corporation shall not be entitled to receive dividends paid on the Corporation’s Common Stock.

3.	No Liquidation Preference. Upon liquidation, dissolution and winding up of the Corporation, whether voluntary or involuntary, the holders of the Series D Preferred Stock then outstanding shall not be entitled to receive out of the assets of the Corporation, whether from capital or earnings available for distribution, any amounts which will be otherwise available to and distributed to the Common Stockholders.

4.	No Conversion. The shares of Series D Preferred Stock will not be convertible into the shares of the Corporation’s Common Stock.

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5.	Vote to Change the Terms of or Issuance of Series D Preferred Stock. The affirmative vote at a meeting duly called for such purpose, or written consent without a meeting, of the holders of not less than fifty-one (51%) of the then outstanding shares of Series D Preferred Stock shall be required for (i) any change to the Corporation’s Articles of Incorporation that would amend, alter, change or repeal any of the voting powers, preferences, limitations or relative rights of the Series D Preferred Stock, or (ii) any authorization of additional shares of Series D Preferred Stock.

6.	Notices. In case at any time:

(a)	the Corporation shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights; or

(b)	there shall be any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Corporation’s assets to another Person or other transaction in each case, which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock, referred to herein as an “Organic Change”; then, in any one or more of such cases, the Corporation shall give, by first class mail, postage prepaid, or by facsimile or by recognized overnight delivery service to non-U.S. residents, addressed to the Registered Holders of the Series D Preferred Stock at the address of each such Holder as shown on the books of the Corporation, (i) at least twenty (20) Trading Days prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for such subscription rights or for determining rights to vote in respect of any such Organic Change and (ii) in the case of any such Organic Change, at least twenty (20) Trading Days’ prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (i) shall also specify, in the case of any such subscription rights, the date on which the holders of Common Stock shall be entitled thereto, and such notice in accordance with clause (ii) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such Organic Change.

7.	Record Owner. The Corporation may deem the person in whose name shares of Series D Preferred Stock shall be registered upon the registry books of the Corporation to be, and may treat him as, the absolute owner of the Series D Preferred Stock for all purposes, and the Corporation shall not be affected by any notice to the contrary. All such payments and such conversion shall be valid and effective to satisfy and discharge the liabilities arising under this Certificate of Designations to the extent of the sum or sums so paid or the conversion so made.

Market Price, Dividends, and Related Stockholder Matters

Our securities are not traded on a national exchange, but are quoted on OTC Markets Pink marketplace. There is only a limited market for our securities.

The last sale price of the Company’s common stock on January 8, 2018 was $0.0003 per share.

As of January 8, 2018, there were approximately 54 shareholders of record.

We do not have an equity incentive plan.

We have not declared any cash dividends on our common stock in the past two years and do not anticipate paying such dividends in the foreseeable future. We plan to retain any future earnings for use in our business. Any decisions as to future payments of dividends will depend on our earnings and financial position and such other facts, as the Board of Directors deems relevant.

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DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES LIABILITIES

Our Bylaws, subject to the provisions of Florida Law, contain provisions which allow the corporation to indemnify any person against liabilities and other expenses incurred as the result of defending or administering any pending or anticipated legal issue in connection with service to us if it is determined that person acted in good faith and in a manner which he reasonably believed was in the best interest of the corporation. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

(31)

FINANCIAL STATEMENTS FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2017

WATER TECHNOLOGIES INTERNATIONAL, INC.

(32)

To the Board of Directors and

Water Technologies International Inc.

The accompanying consolidated financial statements of Water Technologies International Inc. and its subsidiaries as of and for the three and nine months ended September 30, 2017, were not subjected to an audit, review, or compilation engagement by us and, accordingly, we do not express an opinion, a conclusion, nor provide any assurance on them.

/s/ L&L CPAs, PA

L&L CPAs, PA

Plantation, FL

November 7, 2017

www.llcpas.net

(33)

WATER TECHNOLOGIES INTERNATIONAL INC. AND SUBSIDIARIES
Consolidated Balance Sheets
As of September 30, 2017 and December 31, 2016
(Unaudited)

ASSETS
	September 30, 2017	December 31, 2016

CURRENT ASSETS
Cash and cash equivalents	$ 1,284	$ 913
Inventory	-	16,100
Other receivable	5,000	5,000
TOTAL CURRENT ASSETS	6,284	22,013

INTANGIBLE ASSETS
Trademark	10,000	10,000
Patent, net of amortization	117,500	134,917
NET INTANGIBLE ASSETS	127,500	144,917

TOTAL ASSETS	$ 133,784	$ 166,930

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Convertible notes payable (net of discount of $83,310 and $44,200, respectively)	$ 67,690	$ 66,800
Notes payable	10,200	10,200
Derivative liabilities	313,560	239,278
Accrued officer compensation	327,660	292,020
Due to third parties	5,000	5,000
Customer deposits	15,692	15,692
Other payables and accrued expenses	46,964	41,952
TOTAL CURRENT LIABILITIES	786,766	670,942

TOTAL LIABILITIES	$ 786,766	$ 670,942

STOCKHOLDERS' (DEFICIT)
Preferred stock (par value $.00001, 2,000,000 shares authorized, of which 1,665,000 and 1,385,000 shares issued and outstanding as of September 30, 2017 and December 31, 2016, respectively)	$ 17	$ 14
Common stock (par value $.00001, 2,000,000,000 shares authorized, of which 794,554,805 and 445,205,425 shares issued and outstanding as of September 30, 2017 and December 31, 2016, respectively)	7,945	4,452
Additional paid in capital	3,881,188	3,496,576
Retained earnings (deficit)	(4,542,132)	(4,005,054)
TOTAL STOCKHOLDERS' (DEFICIT)	(652,982)	(504,012)

TOTAL LIABILITIES AND STOCKHOLDERS' (DEFICIT)	$ 133,784	$ 166,930

The accompanying notes are an integral part of these financial statements.

(34)

WATER TECHNOLOGIES INTERNATIONAL INC. AND SUBSIDIARIES
Consolidated Statements of Operations
For the Three and Nine Months Ended September 30, 2017 and 2016
(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016

Revenues
Sales	$ 1,400	$ 454	$ 1,400	$ 11,347
Cost of sales	3,600	830	16,100	8,643
Gross profit	(2,200)	(376)	(14,700)	2,704

Operating expenses
Selling General and Administrative	65,740	56,146	239,645	188,244
Stock based compensation	36,000	-	36,000	98,500
Total operating expenses	101,740	56,146	275,645	286,744

Income (Loss) from Operations	(103,940)	(56,522)	(290,345)	(284,040)

Other income (expenses)
Interest expenses	(7,541)	(4,518)	(22,977)	(13,016)
Amortization of debt discount	(37,745)	(26,389)	(91,890)	(73,693)
Change in derivative liabilities	32,970	(7,271)	(133,890)	(56,847)
Gain (loss) on extinguishment of debt	2,024	1,635	2,024	1,659
Total other income (loss)	(10,292)	(36,543)	(246,733)	(141,897)

Income (loss) before income taxes	(114,232)	(93,065)	(537,078)	(425,937)

Income taxes	-	-	-	-

Net Income (Loss)	$ (114,232)	$ (93,065)	$ (537,078)	$ (425,937)

Earnings (loss) per share
Basic	**	**	**	**

Weighted average number of shares outstanding
Basic	713,982,279	375,861,565	582,568,928	311,685,234

** Less than $.01

The accompanying notes are an integral part of the financial statements

(35)

WATER TECHNOLOGIES INTERNATIONAL INC. AND SUBSIDIARIES
Consolidated Statement of Equity (Deficit)
For the Years Ended December 31, 2016 and 2015, and for the Nine Months Ended September 30, 2017
(Unaudited)

					Additional				Retained	Total
	Preferred Stock		Common Stock		Paid-in	Deferred	Deferred	Subscription	Earnings	Stockholders'
	Shares	Amount	Shares	Amount	Capital	Compensation	Expenses	Receivable	(Deficit)	(Deficit)

Balance, December 31, 2014	1,440,000	$ 15	179,610,372	$ 1,796	$ 8,689,084	$ (56,182)	$ (5,225,000)	$ (500,000)	$ (2,966,209)	$ (56,496)

Preferred stock issued for services		-	-	-		56,182				56,182

Proceeds from sales of preferred shares	20,000	0		-	30,000					30,000

Preferred shares conversion	(20,000)	(0)	2,000,000	20	(20)					-

Common stock issued for services	-	-	9,600,000	96	18,944					19,040

Common stock issued for notes conversion	-	-	7,692,308	77	9,923					10,000

Common stock issued for payables settlement	-	-	6,916,176	69	13,763					13,832

Reclassification of derivative liability associated with debt conversion	-	-	-	-	21,355					21,355

Proceeds from sales of common shares	-	-	15,000,000	150	29,850					30,000

Common stock issued for patents assignment			13,000,000	130	45,370					45,500

Net (loss)									(454,581)	(454,581)

Balance, December 31, 2015	1,440,000	$ 15	233,818,856	$ 2,338	$ 8,858,269	$ -	$ (5,225,000)	$ (500,000)	$ (3,420,790)	$ (285,168)

Preferred stock issued for services	160,000	2	-	-	98,498	-				98,500

Preferred stock issued for accrued compensation	130,000	1	-	-	26,199	-				26,200

Proceeds from sales of preferred C shares	125,000	1	-	-	14,999					15,000

Cancellation of preferred stock	(530,000)	(5)		-	(5,724,995)		5,225,000	500,000		(0)

Preferred shares conversion	(90,000)	(1)	9,000,000	90	(89)					0

Proceeds from sales of preferred B shares	150,000	1	0	-	9,999					10,000

Common stock issued for notes conversion	-	-	202,386,569	2,024	80,105					82,129

Reclassification of derivative liability associated with debt conversion	-	-	-	-	133,591					133,591

Net (loss)									(584,264)	(584,264)

Balance, December 31, 2016	1,385,000	$ 14	445,205,425	$ 4,452	$ 3,496,576	$ -	$ -	$ -	$ (4,005,054)	$ (504,012)

Common stock issued for notes conversion	-	-	339,349,380	3,393	113,107					116,500

Proceeds from sales of preferred C shares	130,000	2	-	-	19,998					20,000

Preferred stock issued for services	50,000	-	-	-	30,000	-				30,000

Preferred stock issued for accrued expenses	100,000	1	-	-	24,999	-				25,000

Common stock issued for services	-	-	10,000,000	100	5,900	-				6,000

Reclassification of derivative liability associated with debt conversion	-	-	-	-	190,608					190,608

Net (loss)									(537,078)	(537,078)

Balance, September 30, 2017	1,665,000	$ 17	794,554,805	$ 7,945	$ 3,881,188	$ -	$ -	$ -	$ (4,542,132)	$ (652,982)

The accompanying notes are an integral part of these financial statements.

(36)

WATER TECHNOLOGIES INTERNATIONAL INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
For the Nine Months Ended September 30, 2017 and 2016
(Unaudited)

	For the Nine Months Ended
	September 30, 2017	September 30, 2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$ (537,078)	$ (425,937)
Adjustments to reconcile net income (loss) to
net cash (used in) operating activities:
(Gain) loss on extinguishment of debt	(2,024)	(1,660)
Amortization expenses - patents	20,921	3,212
Amortization of debt discount	91,890	73,693
Change in derivative liabilities	133,890	56,847
Convertible notes issued for services rendered	49,000	19,736
Stock issued for services	36,000	98,500
Inventory written off due to obsolete	16,100	-
Changes in operating assets and liabilities:
Interest payable	22,977	13,016
Accrued officer compensation	60,640	106,610
Other payables and accrued expenses	5,559	(902)
NET CASH (USED IN) OPERATING ACTIVITIES	(102,125)	(56,885)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of patent	(3,504)	-
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	(3,504)	-

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from notes payable	-	(9,698)
Proceeds from convertible notes payable	86,000	51,000
Proceeds from issuance of shares	20,000	15,000
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	106,000	56,302

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	371	(583)

CASH AND CASH EQUIVALENTS:
Beginning of period	913	1,096
End of period	$ 1,284	$ 513

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$ -	$ -
Cash paid for interest	$ -	$ -

Non-cash transactions:
Cancellation of preferred stock	$ -	$ 5,600,000
Common stock issued for settlement of notes payable	$ 95,000	$ 41,362
Conversion of rents payable to notes payable	$ -	$ 10,224
Stock issued for services	$ 36,000	$ 98,500
Common stock issued for interest	$ 21,500	$ 11,294
Debt discount related to derivative Liabilities	$ 131,000	$ 91,000

The accompanying notes are an integral part of these financial statements.

(37)

WATER TECHNOLOGIES INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2017

(UNAUDITED)

NOTE－1 ORGANIZATION AND BUSINESS BACKGROUND

Water Technologies International Inc. (the “Company”) was originally incorporated in the State of Delaware, on November 18, 1998, as Cypress International, Inc. On August 10, 2005, the Company was re-domesticated to the State of Florida by merger with "Latitude Industries, Inc.”, a Florida corporation incorporated on August 2, 2005, and commenced the operation under the name of Latitude Industries Inc. On May 19, 2011, the Company changed its name to Water Technologies International Inc.

On May 5, 2011, the Company entered into a Plan of Exchange agreement (the “Plan of Exchange”) between and among the Company, GR8 Water Inc. (“GR8”), a Florida Corporation, the shareholders of GR8 (“GR8 Shareholders”) and Ms. Carolina Hernandez and Mr. Orlando Hernandez, the Majority Shareholders of the Company. Pursuant to the Plan of Exchange, the Company acquired 26,100,000 shares of GR8 Common Stock, representing 100% ownership in GR8, in exchange for a new issuance of 29,157,931 shares of Company’s Common Stock to the GR8 shareholders. The parties intend that the transactions qualify and meet the Internal Revenue Code requirements for a tax-free reorganization, in which there is no corporate gain or loss recognized by the parties, with reference to Internal Revenue Code (IRC) sections 354 and 368.

The transaction resulted in a change in control of the Company. The Company and GR8 were hereby reorganized, such that the Company acquired 100% capital stock of GR8, and GR8 Water Inc., as well as its two 100%-owned subsidiaries, Aqua Pure International Inc. and Water Technologies International LLC, became wholly-owned subsidiaries of the Company.

The reorganization between the Company and GR8 has been accounted for as a reverse acquisition and recapitalization of the Company whereby GR8 is deemed to be the accounting acquirer (legal acquiree) and the Company to be the accounting acquiree (legal acquirer).  The accompanying consolidated financial statements are in substance those of GR8 and its subsidiaries, with the assets and liabilities, and revenues and expenses, of the Company being included effective from the date of stock exchange transaction.  The Company is deemed to be a continuation of the business of GR8.  Accordingly, the accompanying consolidated financial statements include the following:

(1)       The balance sheet consists of the net assets of the accounting acquirer at historical cost and the net assets of the accounting acquiree at historical cost;

(2)       The financial position, results of operations, and cash flows of the accounting acquirer for all periods presented as if the recapitalization had occurred at the beginning of the earliest period presented and the operations of the accounting acquiree from the date of stock exchange transaction.

Water Technologies International Inc. and GR8, as well as GR8’s two 100%-owned subsidiaries, Aqua Pure International Inc. and Water Technologies International LLC are hereinafter referred to as (the “Company”).

On or around December 7, 2017, the Company filed Articles of Amendment with the state of Florida to effectuate a 50 to 1 Reverse Stock Split of its issued and outstanding common stock only, which Reverse Stock Split is set to go effective with the state of Florida on January 22, 2018. The number of shares the Company is authorized to issue was unaffected by the Reverse Stock Split. The Company’s financial statements are stated in pre-Reverse Stock Split figures.

NOTE－2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) under the accrual basis of accounting. All intercompany accounts and transactions have been eliminated.

(38)

WATER TECHNOLOGIES INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2017

(UNAUDITED)

NOTE－2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

Use of Estimates

In preparing consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the consolidated financial statements, as well as the reported amounts of revenues and expenses during the reporting periods. These accounts and estimates include, but are not limited to, the valuation of trade receivables, inventories, income taxes and the estimation on useful lives of property, plant and equipment. Actual results could differ from these estimates.

Cash and Cash Equivalents

The Company considers all short term investments with a maturity of three months or less when purchased to be cash and equivalents for purposes of the statement of cash flows.

Accounts Receivable

Accounts receivable is reported on the balance sheet at gross amounts due to the Company. Management closely monitors outstanding accounts receivable and charges off to expense any balances that are determined to be uncollectible. The Company had no accounts receivable as of September 30, 2017 and December 31, 2016, respectively.

Inventory

The Company’s inventory is comprised of machine components and finished goods. Inventories are valued at the lower of cost or market value, with cost determined on the first-in, first-out method. The Company periodically reviews historical sales activity to determine excess, slow moving items and potentially obsolete items and also evaluates the impact of any anticipated changes in future demand. During the three and nine months ended September 30, 2017, the inventory written-off due to obsolete was $3,600 and $16,100, respectively.

Property and Equipment

Property and equipment is stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Maintenance and repairs are expensed as incurred.

Intangible Asset Patent

The Company developed a patent for the Atmospheric Water Generator (“AWG”) and filtration units. Costs incurred for submitting the applications to the United States Patent and Trademark Office for these patents have been capitalized. Patent costs are being amortized using the straight-line method over the life of the patents after the patents are approved by the authority.

(39)

WATER TECHNOLOGIES INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2017

(UNAUDITED)

NOTE－2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

Trademark

The Company registered “Great Water” as its Trademark with the United States Patent and Trademark Office in 2008. Costs associated with submitting the applications for the Trademark have been capitalized. The Company reviews for impairment of the Trademark whenever events or changes in circumstances indicate that the carrying amount of the Trademark may not be recoverable. In the event of impairment, the asset is written down to its fair market value. The Company determined no impairment adjustment was necessary for the periods presented.

Fair value of financial instruments

The Company measures its financial and non-financial assets and liabilities, as well as makes related disclosures, in accordance with FASB Accounting Standards Codification No. 820, Fair Value Measurement (“ASC 820”), which provides guidance with respect to valuation techniques to be utilized in the determination of fair value of assets and liabilities. Approaches include, (i) the market approach (comparable market prices), (ii) the income approach (present value of future income or cash flow), and (iii) the cost approach (cost to replace the service capacity of an asset or replacement cost). ASC 820 utilizes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The following is a brief description of those three levels:

Level 1: Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2: Inputs other than quoted prices that are observable, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

Level 3: Unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one more significant inputs or significant value drivers are unobservable.

Our financial instruments include cash, other receivable, inventories, accounts payable, accrued liabilities, convertible note payable, and derivative liabilities.

The carrying values of the Company’s cash, accrued liabilities approximate their fair value due to their short-term nature.

The Company’s convertible note payable are measured at amortized cost.

The derivative liabilities are stated at their fair value as a level 3 measurement. The Company used a Black-Scholes model to determine the fair values of these derivative liabilities. See Note 5 and Note 6 for the Company’s assumptions used in determining the fair value of these financial instruments.

(40)

WATER TECHNOLOGIES INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2017

(UNAUDITED)

NOTE－2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

Convertible note payable

The Company accounts for convertible note payable in accordance with the FASB Accounting Standards Codification No. 815, Derivatives and Hedging, since the conversion feature is not indexed to the Company’s stock and can’t be classified in equity. The Company allocates the proceeds received from convertible note payable between the liability component and conversion feature component. The conversion feature that is considered embedded derivative liabilities has been recorded at their fair value as its fair value can be separated from the convertible note and its conversion is independent of the underlying note value. The Company has also recorded the resulting discount on debt related to the conversion feature and is amortizing the discount using the effective interest rate method over the life of the debt instruments.

Derivative liabilities

The Company accounts for derivative liabilities in accordance with the FASB Accounting Standards Codification No. 815, Derivatives and Hedging (“ASC 815”). ASC 815 requires companies to recognize all derivative liabilities in the balance sheet at fair value, and marks it to market at each reporting date with the resulting gains or losses shown in the Statement of Operations.

Revenue Recognition and Cost of Sales

Revenue is recognized when products are completed and shipped. Cost of sales includes all direct production and manufacturing expenses.

Research and Development

Research and development expenses include third-party development and programming costs associated with product development expense incurred to the research findings or other knowledge into a plan or design for a new product or process or for a significant improvement to an existing product or process whether intended for sale or use. Such costs related to products development are included in research and development expense until the point that technological feasibility is reached.

Loss per Share

Net income (loss) per common share is computed pursuant to section 260-10-45 of the FASB Accounting Standards Codification. Basic net income (loss) per share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period. If applicable, diluted earnings per share assume the conversion, exercise or issuance of all common stock instruments such as options, warrants, convertible securities and preferred stock, unless the effect is to reduce a loss or increase earnings per share. Convertible debentures and preferred stock conversions are not considered in the calculations, as the impact of the potential common shares would be to decrease the loss per share. Therefore no diluted loss per share figure is presented.

(41)

WATER TECHNOLOGIES INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2017

(UNAUDITED)

NOTE－2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

Income Taxes

Income taxes are determined in accordance with ASC Topic 740, “Income Taxes” (“ASC 740”). Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Any effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

ASC 740 prescribes a comprehensive model for how companies should recognize, measure, present, and disclose in their financial statements uncertain tax positions taken or expected to be taken on a tax return. Under ASC 740, tax positions must initially be recognized in the financial statements when it is more likely than not the position will be sustained upon examination by the tax authorities. Such tax positions must initially and subsequently be measured as the largest amount of tax benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the tax authority assuming full knowledge of the position and relevant facts.

For the three and nine months ended September 30, 2017, the Company did not have any interest and penalties associated with tax positions. As of September 30, 2017, the Company did not have any significant unrecognized uncertain tax positions.

Uncertain tax positions

Company did not take any uncertain tax positions and had no adjustments to unrecognized income tax liabilities or benefits pursuant to the provisions of Section 740-10-25 of the FASB Accounting Standards Codification for the three and nine months ended September 30, 2017.

Related Parties

The Company follows subtopic 850-10 of the FASB Accounting Standards Codification for the identification of related parties and disclosure of related party transactions.

Pursuant to Section 850-10-20 the related parties include a. affiliates of the Company; b. Entities for which investments in their equity securities would be required, absent the election of the fair value option under the Fair Value Option Subsection of Section 825–10–15, to be accounted for by the equity method by the investing entity; c. trusts for the benefit of employees, such as pension and profit-sharing trusts that are managed by or under the trusteeship of management; d. principal owners of the Company; e. management of the Company; f. other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests; and g. Other parties that can significantly influence the management or operating policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

(42)

WATER TECHNOLOGIES INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2017

(UNAUDITED)

NOTE－2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

Related Parties (cont’d)

The consolidated financial statements shall include disclosures of material related party transactions, other than compensation arrangements, expense allowances, and other similar items in the ordinary course of business. However, disclosure of transactions that are eliminated in the preparation of consolidated or combined financial statements is not required in those statements. The disclosures shall include: a. the nature of the relationship(s) involved; b. a description of the transactions, including transactions to which no amounts or nominal amounts were ascribed, for each of the periods for which income statements are presented, and such other information deemed necessary to an understanding of the effects of the transactions on the financial statements; c. the dollar amounts of transactions for each of the periods for which income statements are presented and the effects of any change in the method of establishing the terms from that used in the preceding period; and d. amounts due from or to related parties as of the date of each balance sheet presented and, if not otherwise apparent, the terms and manner of settlement. A material related party transaction has been identified in Note 7 in the financial statements.

Subsequent Events

The Company adopted FASB Accounting Standards Codification 855 “Subsequent Events” (“ASC 855”) to establish general standards of accounting for and disclosure of events that occur after the balance sheet date, but before the financial statements are issued or available to be issued.

Recent Accounting Pronouncements

In March 2016, the FASB issued ASU 2016-09, Stock Compensation, which is intended to simplify the accounting for share-based payment award transactions. The new standard will modify several aspects of the accounting and reporting for employee share-based payments and related tax accounting impacts, including the presentation in the statements of operations and cash flows of certain tax benefits or deficiencies and employee tax withholdings, as well as the accounting for award forfeitures over the vesting period. The guidance is effective for fiscal years beginning after December 15, 2016, including interim periods within that year, and will be adopted by the Company in the first quarter of fiscal 2017. The Company anticipates the new standard will result in an increase in the number of shares used in the calculation of diluted earnings per share and will add volatility to the Company’s effective tax rate and income tax expense. The magnitude of such impacts will depend in part on whether significant employee stock option exercises occur.

Other pronouncements issued by the FASB or other authoritative accounting standards groups with future effective dates are either not applicable or are not expected to be significant to the Company’s financial position, results of operations or cash flows.

NOTE－3 INTANGIBLE ASSETS

On May 18, 2010, the Company filed a patent application for the Atmospheric Water Generator (“AWG”) and filtration units with United States Patent and Trademark Office (“USPT office”), and filed another patent application with Patent Convention Treaty to obtain global protection on May 10, 2011. The applications for patent in China and South Africa were approved in 2013, the approval in South Korea was obtained in 2014, and the approval in US was obtained in 2015. In addition, the application for

(43)

WATER TECHNOLOGIES INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2017

(UNAUDITED)

NOTE－3 INTANGIBLE ASSETS (CONT’D)

the same patent in Brazil was abandoned and the related cost of approximately $16,000 was recognized as expense during the first quarter of 2017.

On September 9, 2015, the Company entered into certain Assignment Agreements with Ser-Manukyan Family Holdings, Inc. (the “Assignor”), pursuant to which the Company was assigned 2 patents related to APPARATUS AND METHOD FOR A SPLIT TYPE WATER EXTRACTOR AND WATER DISPENSER in exchange for the issuance of 13,000,000 shares of common stock of the Company to the Assignor. The fair value of this stock issuance was determined by the fair value of the Company’s Common Stock on the grant date, at a price of approximately $0.0035 per share. The transaction was independently negotiated between the Company and the Assignor. The Company evaluated the transaction based on the fact that the Company had nominal trading volume for its stock, and had negative shareholder equity at the time of issuance. The issuance of stock for patents assignment preserved the limited cash available currently in the Company.

Accordingly, the Company recorded patent of $45,500 in this transaction, and amortized the cost, legal fees and other costs associated with obtaining these patents over the useful life of each patent. During the nine months ended September 30, 2017 and 2016, there were amortization expenses of total $20,921 and $3,212, respectively, which were included in selling, general and administrative expenses in the accompanying consolidated statements of operations. Legal fees and other costs associated with the pending patents were approximately $36,201 as of September 30, 2017, which will be amortized over the life of the patents using the straight-line method after the approval.

The related cost and amortization expenses of each patent are set forth in the table below.

September 30, 2017

Patents - pending	36,201
Patent in China	8,458
Patent in South Africa	9,438
Patent in South Korea	16,000
Patent in US	16,000
Patents assigned	45,500
Patent in Brazil	16,000
147,597
Less: accumulated amortization	(30,097)
Patents, net	117,500

The Company registered “Great Water” as its Trademark for the Atmospheric Water Generator (“AWG”) and filtration units with the United States Patent and Trademark Office in 2008. Costs associated with submitting the applications for the Trademark in amount of $10,000 have been capitalized. The Company reviews for impairment of the Trademark whenever events or changes in circumstances indicate that the carrying amount of the Trademark may not be recoverable. In the event of impairment, the asset is written down to its fair market value. The Company determined no impairment adjustment was necessary for the nine months ended September 30, 2017.

(44)

WATER TECHNOLOGIES INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2017

(UNAUDITED)

NOTE－4 NOTES PAYABLE

On January 1, 2016, the Company issued its landlord a 12% promissory note in the principal amount of $10,200 (the “Note”) to settle the accrued rents payable as of December 31, 2015 in amount of $10,224. The Note was due on December 31, 2016 and bears the interest at a rate of 12% per annum, payable at the end of each quarter. According to the Note, both principal and accrued interest should be converted into a mutually agreed amount of common shares of the Company when due. The Note is currently in default.

NOTE－5 CONVERTIBLE NOTES PAYABLE

As of September 30, 2017, the Company had convertible notes payable in amount of $67,690, net of debt discount of $83,310. The breakdown of the convertible notes payable was set forth in the table below.

September 30, 2017

Convertible notes – Line of Credit (1)	182,000
Convertible notes for 2016 services rendered (2)	40,000
Convertible notes for 2017 services rendered (3)	45,000
Less: partial conversion	(116,000)
151,000
Less: unamortized debt discount	(83,310)
Convertible notes payable, net	$67,690

(1)               On October 23, 2015, the Company issued an unrelated third party (the “Note Holder”) a 15% promissory note (the “Note”), pursuant to which the Note Holder agreed to invest total amount up to $250,000 into the Company for working capital. The Note is convertible at the Note Holder’s option into the shares of the common stock of the Company at a conversion price equal to 50% of the average of the lowest 3 closing prices for the ten (10) trading days immediately prior to but not including the Conversion Date. As of September 30, 2017, the outstanding balance of the Note was $106,000, net of partial conversion of $76,000 during the fourth quarter of 2016 and the nine months ended September 30, 2017.

On October 28, 2016, a portion of principal and accrued interest of the convertible promissory note in amount of $12,500 and $1,875, respectively, were converted into 18,351,064 shares of common stock of the Company at the conversion price of $0.00078 per share.

On November 28, 2016, a portion of principal and accrued interest of the convertible promissory note in amount of $12,500 and $2,598, respectively, were converted into 34,840,622 shares of common stock of the Company at the conversion price of $0.00043 per share.

On February 7, 2017, a portion of principal and accrued interest of the convertible promissory note in amount of $6,000 and $1,227, respectively, were converted into 24,090,000 shares of common stock of the Company at the conversion price of $0.0003 per share.

(45)

WATER TECHNOLOGIES INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2017

(UNAUDITED)

NOTE－5 CONVERTIBLE NOTES PAYABLE (CONT’D)

On April 25, 2017, a portion of principal and accrued interest of the convertible promissory note in amount of $5,486 and $4,464, respectively, were converted into 27,133,897 shares of common stock of the Company at the conversion price of $0.00037 per share.

On May 5, 2017, a portion of principal and accrued interest of the convertible promissory note in amount of $14,514 and $71, respectively, were converted into 33,660,282 shares of common stock of the Company at the conversion price of $0.00043 per share.

On July 24, 2017, a portion of principal and accrued interest of the convertible promissory note in amount of $10,000 and $2,559, respectively, were converted into 47,090,364 shares of common stock of the Company at the conversion price of $0.0002667 per share.

On August 25, 2017, a portion of principal and accrued interest of the convertible promissory note in amount of $5,000 and $1,058, respectively, were converted into 24,232,000 shares of common stock of the Company at the conversion price of $0.00025 per share.

On September 21, 2017, a portion of principal and accrued interest of the convertible promissory note in amount of $10,000 and $2,120, respectively, were converted into 44,888,889 shares of common stock of the Company at the conversion price of $0.00027 per share.

Notes that are convertible at a discount to market are considered embedded derivatives.

Under Financial Accounting Standard Board (“FASB”), U.S. GAAP, Accounting Standards Codification, “Derivatives and Hedging”, ASC Topic 815 (“ASC 815”) requires that all derivative financial instruments be recorded on the balance sheet at fair value. Fair values for exchange traded securities and derivatives are based on quoted market prices. Where market prices are not readily available, fair values are determined using market based pricing models incorporating readily observable market data and requiring judgment and estimates.

The Company’s convertible note has been evaluated with respect to the terms and conditions of the conversion features contained in the note to determine whether they represent embedded or freestanding derivative instruments under the provisions of ASC 815. The Company determined that the conversion features contained in this note of $182,000, represents a freestanding derivative instrument that meets the requirements for liability classification under ASC 815. As a result, the fair value of the derivative financial instrument in the note is reflected in the Company’s balance sheet as a liability. The fair value of the derivative financial instrument of the convertible note was measured using the Black-Scholes valuation model at the inception date of the note and will do so again on each subsequent balance sheet date. Any changes in the fair value of the derivative financial instruments are recorded as non-operating, non-cash income or expense at each balance sheet date. The derivative liabilities will be reclassified into additional paid in capital upon conversion.

The table below sets forth the assumptions for Black-Scholes valuation model on December 31, 2016, February 7, 2017, April 25, 2017, May 5, 2017, July 24, 2017, August 25, 2017, September 21, 2017 and September 30, 2017, respectively. For the nine months ended September 30, 2017, the Company increased the derivative liability in connection with the Note by $165,413, furthermore, $119,969 was reclassified into additional paid in capital due to the conversion of the partial principle and

(46)

WATER TECHNOLOGIES INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2017

(UNAUDITED)

NOTE－5 CONVERTIBLE NOTES PAYABLE (CONT’D)

accrued interest totaled $62,499. As a result, derivative liability in connection with the Note was $206,439 at September 30, 2017.

Reporting Date	Fair Value	Term (Years)	Assumed Conversion Price	Market Price on Issuance Date	Volatility Percentage	Risk-free Rate
12/31/2016	$ 160,995	0.53	$0.00023	$0.0006	286%	0.0051
2/7/2017	$ 14,454	0.003	$0.00030	$0.0009	266%	0.0051
4/25/2017	$ 25,324	0.003	$0.00037	$0.0013	297%	0.0098
5/5/2017	$ 42,638	0.003	$0.00043	$0.0017	297%	0.0101
7/24/2017	$ 12,559	0.003	$0.00025	$0.0005	251%	0.0100
8/25/2017	$ 9,844	0.003	$0.00027	$0.0007	251%	0.0096
9/21/2017	$ 15,150	0.003	$0.00027	$0.0006	251%	0.0099
9/30/2017	$ 206,439	0.56	$0.00030	$0.0007	251%	0.0096

The Note
Proceeds	182,000
Less derivative liabilities on initial recognition	(182,000)
Value of the Notes on initial recognition	0
Add accumulated accretion expense	123,595
Less partial conversion	(76,000)
Balance as of September 30, 2017	47,595

At September 30, 2017, the carrying value of the Notes was $47,595 and unamortized debt discount was $58,405. The Company recorded interest expense of $5,854 and $13,583 related to the Note during the three and nine months ended September 30, 2017, respectively, and amortization of debt discounts in amount of $26,403 and $64,891 during the three and nine months ended September 30, 2017, respectively.

(2)               On March 4, 2016, the Company issued an unrelated Consultant (the “Consultant”) a 12% promissory note (the “Services Note”) in the principal amount of $40,000 for services rendered, pursuant to which the Consultant, at his options, is entitled to convert all or any portion of the accrued interest and unpaid principal balance of the Services Note into the shares of the common stock of the Company at a conversion price of $.001 per share or 50% of the average of the lowest 3 closing bid prices for the ten (10) trading days immediately prior to but not including the Conversion Date.

On April 13, 2017, the accrued interest of $6,350 of the Services Note, plus $1,000 conversion cost were converted into 19,190,601 shares of common stock of the Company at the conversion price of $0.00038 per share.

On May 11, 2017, a portion of principal of $15,000 of the Services Note were converted into 37,500,000 shares of common stock of the Company at the conversion price of $0.00040 per share.

On May 18, 2017, the accrued interest of $3,477 and a portion of principal of $10,273 of the Services Note, plus $1,000 conversion cost were converted into 28,529,981 shares of common stock of the Company at the conversion price of $0.00052 per share.

(47)

WATER TECHNOLOGIES INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2017

(UNAUDITED)

NOTE－5 CONVERTIBLE NOTES PAYABLE (CONT’D)

On June 7, 2017, the accrued interest of $147 and a portion of principal of $8,853 of the Services Note, plus $1,000 conversion cost were converted into 30,030,031 shares of common stock of the Company at the conversion price of $0.00033 per share.

On June 16, 2017, the accrued interest of $27 and the last portion of principal of $5,874 of the Services Note, plus $1,000 conversion cost were converted into 23,003,335 shares of common stock of the Company at the conversion price of $0.00030 per share.

The Services Note that is convertible at a discount to market is considered embedded derivatives.

Under Financial Accounting Standard Board (“FASB”), U.S. GAAP, Accounting Standards Codification, “Derivatives and Hedging”, ASC Topic 815 (“ASC 815”) requires that all derivative financial instruments be recorded on the balance sheet at fair value. Fair values for exchange traded securities and derivatives are based on quoted market prices. Where market prices are not readily available, fair values are determined using market based pricing models incorporating readily observable market data and requiring judgment and estimates.

The Company’s Services Note has been evaluated with respect to the terms and conditions of the conversion features contained in the note to determine whether they represent embedded or freestanding derivative instruments under the provisions of ASC 815. The Company determined that the conversion features contained in this Services Note of $40,000, represents a freestanding derivative instrument that meets the requirements for liability classification under ASC 815. As a result, the fair value of the derivative financial instrument in the note is reflected in the Company’s balance sheet as a liability. The fair value of the derivative financial instrument of the convertible note was measured using the Black-Scholes valuation model at the inception date of the note and will do so again on each subsequent balance sheet date. Any changes in the fair value of the derivative financial instruments are recorded as non-operating, non-cash income or expense at each balance sheet date. The derivative liabilities will be reclassified into additional paid in capital upon conversion.

The table below sets forth the assumptions for Black-Scholes valuation model on December 31, 2016, April 13, 2017, May 11, 2017, May 18, 2017, June 7, 2017 and June 16, 2017, respectively. For the nine months ended September 30, 2017, the Company decreased the derivative liability in connection with the Services Note by $7,644, furthermore, $70,639 was reclassified into additional paid in capital due to the conversion of the principle and accrued interest totaled $50,001. As a result, derivative liability in connection with the Services Note was $0 at September 30, 2017.

Reporting Date	Fair Value	Term (Years)	Assumed Conversion Price	Market Price on Issuance Date	Volatility Percentage	Risk-free Rate
12/31/2016	$ 78,283	0.17	$0.00023	$0.0006	286%	0.0051
4/13/2017	$ 6,084	0.003	$0.00038	$0.0007	297%	0.0076
5/11/2017	$ 30,000	0.003	$0.00040	$0.0012	297%	0.0068
5/18/2017	$ 16,633	0.003	$0.00052	$0.0011	297%	0.0073
6/7/2017	$ 11,021	0.003	$0.00033	$0.0007	297%	0.0084
6/16/2017	$ 6,901	0.003	$0.00030	$0.0006	297%	0.0085

(48)

WATER TECHNOLOGIES INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2017

(UNAUDITED)

NOTE－5 CONVERTIBLE NOTES PAYABLE (CONT’D)

The Note
Proceeds	40,000
Less derivative liabilities on initial recognition	(40,000)
Value of the Service Note on initial recognition	0
Add accumulated accretion expense	40,000
Less conversion	(40,000)
Balance as of September 30, 2017	0

As of September 30, 2017, the Services Note was converted in full. The Company recorded interest expense of $6,029 related to the Service Note and amortization of debt discounts in amount of $6,904 during the nine months ended September 30, 2017.

(3)               On April 20, 2017, the Company issued an unrelated Consultant (the “Consultant”) a 12% promissory note (the “2017 Services Note”) in the principal amount of $45,000 for services rendered in 2017, pursuant to which the Consultant, at his options, is entitled to convert all or any portion of the accrued interest and unpaid principal balance of the 2017 Services Note into the shares of the common stock of the Company at a conversion price of $.0005 per share or 50% of the lowest trading price for the twenty (20) trading days immediately prior to but not including the Conversion Date.

The 2017 Services Note that is convertible at a discount to market is considered embedded derivatives.

Under Financial Accounting Standard Board (“FASB”), U.S. GAAP, Accounting Standards Codification, “Derivatives and Hedging”, ASC Topic 815 (“ASC 815”) requires that all derivative financial instruments be recorded on the balance sheet at fair value. Fair values for exchange traded securities and derivatives are based on quoted market prices. Where market prices are not readily available, fair values are determined using market based pricing models incorporating readily observable market data and requiring judgment and estimates.

The Company’s 2017 Services Note has been evaluated with respect to the terms and conditions of the conversion features contained in the note to determine whether they represent embedded or freestanding derivative instruments under the provisions of ASC 815. The Company determined that the conversion features contained in the 2017 Services Note of $45,000, represents a freestanding derivative instrument that meets the requirements for liability classification under ASC 815. As a result, the fair value of the derivative financial instrument in the note is reflected in the Company’s balance sheet as a liability. The fair value of the derivative financial instrument of the convertible note was measured using the Black-Scholes valuation model at the inception date of the note and will do so again on each subsequent balance sheet date. Any changes in the fair value of the derivative financial instruments are recorded as non-operating, non-cash income or expense at each balance sheet date. The derivative liabilities will be reclassified into additional paid in capital upon conversion.

The table below sets forth the assumptions for Black-Scholes valuation model on September 30, 2017. For the nine months ended September 30, 2017, the Company had changes in derivative liability in connection with the 2017 Services Note by $23,879, resulting in a derivative liability of $107,121 in connection with the 2017 Services Note at September 30, 2017.

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WATER TECHNOLOGIES INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2017

(UNAUDITED)

NOTE－5 CONVERTIBLE NOTES PAYABLE (CONT’D)

Reporting Date	Fair Value	Term (Years)	Assumed Conversion Price	Market Price on Issuance Date	Volatility Percentage	Risk-free Rate
9/30/2017	$ 107,121	0.55	$0.00025	$0.0007	251%	0.0096

The Note
Proceeds	45,000
Less derivative liabilities on initial recognition	(45,000)
Value of the Service Note on initial recognition	0
Add accumulated accretion expense	20,095
Balance as of September 30, 2017	20,095

At September 30, 2017, the carrying value of the 2017 Services Note was $20,095 and unamortized debt discount was $24,905. The Company recorded interest expense of $1,380 and $2,445 related to the 2017 Service Note during the three and nine months ended September 30, 2017, respectively, and amortization of debt discounts in amount of $11,342 and $20,095 during the three and nine months ended September 30, 2017, respectively. The 2017 Services Note is due on April 20, 2018.

NOTE－6 DERIVATIVE LIABILITIES

As of September 30, 2017, the Company’s derivative liabilities are embedded derivatives associated with the Company’s convertible notes payable (see Note 5). Due to the Notes’ conversion feature, the actual number of shares of common stock that would be required if a conversion of the note as described in Note 5 was made through the issuance of the Company’s common stock cannot be predicted. As a result, the conversion feature requires derivative accounting treatment and will be bifurcated from the note and “marked to market” each reporting period through the statement of operations.

The Company measured the fair value of the derivative liabilities as $313,560 on September 30, 2017, and will subsequently remeasure the fair value at the end of each period, and record the change of fair value in the consolidated statement of operation during the corresponding period.

NOTE－7 ACCRUED OFFICER COMPENSATION

Since inception, the Company agreed to compensate its Chief Executive Officer, William Scott Tudor, for his contribution and work as the Company’s Chairman and Chief Executive Officer, pursuant to which, Mr. Tudor was entitled to receive $40,000 per quarter since 2015. Accordingly, the Company recognized a total of $40,000 and $120,000 in expenses during the three and nine months ended September 30, 2017, respectively. The expenses recognized as officer compensation have been included in selling, general and administrative expenses in the accompanying consolidated statements of operations.

During the third quarter of 2017, the Board of Directors of the Company approved to issue 100,000 shares of Series D Preferred Stock to Mr. Scott for partial settlement of his compensation in amount of $25,000. The fair value of this stock issuance was $25,000 upon mutual agreement between the Company and Mr. Scott since there was no market for the Company’s Series D Preferred Stock and no conversion right of Series D Preferred Stock. Accordingly, the balance of accrued officer compensation was $327,660 as of September 30, 2017.

(50)

WATER TECHNOLOGIES INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2017

(UNAUDITED)

NOTE－8 CAPITAL STRUCTURE

As of September 30, 2017, the Company was authorized to issue 2,000,000,000 shares of common stock, $.00001 par value, and 2,000,000 shares of preferred stock, $.00001 par value, of which 1) 800,000 shares were designated as Series A Convertible Preferred Stock, which shall be convertible, at the option of the holder thereof, at any time after the date of issuance into one hundred (100) shares of fully paid and non-assessable shares of Common Stock; 2) 600,000 shares were designated as Series B Convertible Preferred Stock, which shall be convertible, at the option of the holder thereof, at any time after the date of issuance into one hundred (100) shares of fully paid and non-assessable shares of Common Stock; 3) 500,000 shares were designated as Series C Convertible Preferred Stock, which shall be convertible, at the option of the holder thereof, at any time after the date of issuance into one thousand (1,000) shares of fully paid and non-assessable shares of Common Stock; and 4) 100,000 shares were designated as Series D Preferred Stock, which shall have one hundred thousand (100,000) times that number of votes on all matters submitted to the common shareholders, but no conversion rights.

As of September 30, 2017, the Company had 700,000 shares of Series A Convertible Preferred Stock, 450,000 shares of Series B Convertible Preferred Stock, 415,000 share of Series C Convertible Preferred Stock and 100,000 share of Series D Preferred Stock issued and outstanding. As of September 30, 2017, the Company had 794,554,805 shares of common stock issued and outstanding.

On February 7, 2017, a portion of principal and accrued interest of the convertible promissory note in amount of $6,000 and $1,227, respectively, were converted into 24,090,000 shares of common stock of the Company at the conversion price of $0.0003 per share.

On April 25, 2017, a portion of principal and accrued interest of the convertible promissory note in amount of $5,486 and $4,464, respectively, were converted into 27,133,897 shares of common stock of the Company at the conversion price of $0.00037 per share.

On May 5, 2017, a portion of principal and accrued interest of the convertible promissory note in amount of $14,514 and $71, respectively, were converted into 33,660,282 shares of common stock of the Company at the conversion price of $0.00043 per share.

On April 13, 2017, the accrued interest of $6,350 of the Services Note, plus $1,000 conversion cost were converted into 19,190,601 shares of common stock of the Company at the conversion price of $0.00038 per share.

On May 11, 2017, a portion of principal of $15,000 of the Services Note were converted into 37,500,000 shares of common stock of the Company at the conversion price of $0.00040 per share.

On May 18, 2017, the accrued interest of $3,477 and a portion of principal of $10,273 of the Services Note, plus $1,000 conversion cost were converted into 28,529,981 shares of common stock of the Company at the conversion price of $0.00052 per share.

On June 7, 2017, the accrued interest of $147 and a portion of principal of $8,853 of the Services Note, plus $1,000 conversion cost were converted into 30,030,031 shares of common stock of the Company at the conversion price of $0.00033 per share.

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WATER TECHNOLOGIES INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2017

(UNAUDITED)

NOTE－8 CAPITAL STRUCTURE (CONT’D)

On June 16, 2017, the accrued interest of $27 and the last portion of principal of $5,874 of the Services Note, plus $1,000 conversion cost were converted into 23,003,335 shares of common stock of the Company at the conversion price of $0.00030 per share.

On July 24, 2017, a portion of principal and accrued interest of the convertible promissory note in amount of $10,000 and $2,559, respectively, were converted into 47,090,364 shares of common stock of the Company at the conversion price of $0.0002667 per share.

On August 25, 2017, a portion of principal and accrued interest of the convertible promissory note in amount of $5,000 and $1,058, respectively, were converted into 24,232,000 shares of common stock of the Company at the conversion price of $0.00025 per share.

On September 21, 2017, a portion of principal and accrued interest of the convertible promissory note in amount of $10,000 and $2,120, respectively, were converted into 44,888,889 shares of common stock of the Company at the conversion price of $0.00027 per share.

On April 25, 2017, the Board of Directors of the Company approved an issuance of 65,000 shares of Series C Convertible Preferred Stock to a third party for cash payment of $10,000.

On July 25, 2017, the Board of Directors of the Company approved an issuance of 65,000 shares of Series C Convertible Preferred Stock to a third party for cash payment of $10,000.

NOTE－9 STOCK BASED COMPENSATION

On September 13, 2017, the Board of Directors of the Company approved to issue 50,000 shares of Series C Preferred Stock to a corporate counsel and director for the legal services rendered and director compensation. Based on the price of $0.60 per share for the Series C Preferred Stock, which was determined by the market price of common stock at $0.0006 per share on the issuance date multiplied by the conversion ratio of 1:1,000, the fair value of the stock issuance of Series C Preferred Stock was $30,000. Accordingly, the Company recorded the stock based compensation of $30,000 during the nine months ended September 30, 2017.

On September 5, 2017, the Board of Directors of the Company approved to issue 10,000,000 shares of Common Stock to a corporate counsel for the legal services rendered. Based on the price of $0.0006 per share for the Common Stock, the fair value of the 10,000,000 shares of Common Stock was $6,000. Accordingly, the Company recorded the stock based compensation of $6,000 during the nine months ended September 30, 2017.

The transaction was independently negotiated between the Company and the corporate counsels. The stock based compensation preserved the limited cash available currently in the Company.

NOTE－10 GOING CONCERN

These consolidated financial statements have been prepared assuming that Company will continue as a going concern, which contemplates the realization of assets and the discharge of liabilities in the normal course of business for the foreseeable future.

(52)

WATER TECHNOLOGIES INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2017

(UNAUDITED)

NOTE－10 GOING CONCERN (CONT’D)

As of September 30, 2017, the Company had an accumulated deficit of $4,542,132. Management has taken certain action and continues to implement changes designed to improve the Company’s financial results and operating cash flows.  The actions involve certain cost-saving initiatives and growing strategies, including (a) engage in very limited activities without incurring any liabilities that must be satisfied in cash until a source of funding is secured; and (b) offer noncash consideration and seek for equity lines as a means of financing its operations. If the Company is unable to obtain revenue producing contracts or financing or if the revenue or financing it does obtain is insufficient to cover any operating losses it may incur, it may substantially curtail or terminate its operations or seek other business opportunities through strategic alliances, acquisitions or other arrangements that may dilute the interests of existing stockholders.

NOTE－ 11 SUBSEQUENT EVENTS

In accordance with ASC Topic 855-10, the Company has analyzed its operations subsequent to September 30, 2017 to the date these financial statements were issued, and has determined that it does not have any material subsequent events to disclose in these financial statements.

(53)

FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2016 AND DECEMBER 31, 2015

WATER TECHNOLOGIES INTERNATIONAL, INC.

(54)

To the Board of Directors and

Water Technologies International Inc.

The accompanying consolidated financial statements of Water Technologies International Inc. and its subsidiaries as of and for the years ended December 31, 2016 and December 31, 2015, were not subjected to an audit, review, or compilation engagement by us and, accordingly, we do not express an opinion, a conclusion, nor provide any assurance on them.

/s/ L&L CPAs, PA

L&L CPAs, PA

Plantation, FL

April 17, 2017

www.llcpas.net

(55)

WATER TECHNOLOGIES INTERNATIONAL INC. AND SUBSIDIARIES
Consolidated Balance Sheets
As of December 31, 2016 and 2015
(Unaudited)

ASSETS
	December 31, 2016	December 31, 2015

CURRENT ASSETS
Cash and cash equivalents	$ 913	$ 1,096
Inventory	16,100	39,927
Other receivable	5,000	5,000
TOTAL CURRNET ASSETS	22,013	46,023

INTANGIBLE ASSETS
Trademark	10,000	10,000
Patent, net of amortization	134,917	140,874
NET INTANGIBLE ASSETS	144,917	150,874

TOTAL ASSETS	$ 166,930	$ 196,897

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$ -	$ 17,934
Convertible notes payable (net of discount of $44,200 and $33,789, respectively)	66,800	41,710
Notes payable	10,200	-
Derivative liabilities	239,278	158,037
Accrued officer compensation	292,020	160,346
Due to third parties	5,000	5,000
Customer deposits	15,692	15,692
Other payables and accrued expenses	41,952	73,346
Preferred stock to be issued	-	10,000
TOTAL CURRENT LIABILITIES	670,942	482,065

TOTAL LIABILITIES	$ 670,942	$ 482,065

STOCKHOLDERS' (DEFICIT)
Preferred stock (par value $.00001, 2,000,000 shares authorized, of which 1,385,000 and 1,440,000 shares	14	15
issued and outstanding as of December 31, 2016 and 2015, respectively)
Common stock (par value $.00001, 750,000,000 shares authorized, of which 445,205,425 and 233,818,856	4,452	2,338
shares issued and outstanding as of December 31, 2016 and 2015, respectively)
Additional paid in capital	3,496,576	8,858,269
Deferred expenses	-	(5,225,000)
Subscription receivable	-	(500,000)
Retained earnings (deficit)	(4,005,054)	(3,420,790)
TOTAL STOCKHOLDERS' (DEFICIT)	(504,012)	(285,168)

TOTAL LIABILITIES AND STOCKHOLDERS' (DEFICIT)	$ 166,930	$ 196,897

The accompanying notes are an integral part of these financial statements.

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WATER TECHNOLOGIES INTERNATIONAL INC. AND SUBSIDIARIES
Consolidated Statements of Operations
For the Years Ended December 31, 2016 and 2015
(Unaudited)

	For the Years Ended
	December 31, 2016	December 31, 2015

Revenues
Sales	$ 12,347	$ 56,954
Cost of sales	32,970	32,607
Gross profit	(20,623)	24,347

Operating expenses
Selling General and Administrative	244,602	251,058
Stock based compensation	98,500	75,222
Research and development expenses	-	-
Total operating expenses	343,102	326,280

Income (Loss) from Operations	(363,725)	(301,933)

Other income (expenses)
Interest expenses	(17,777)	(12,809)
Amortization of debt discount	(100,589)	(46,211)
Change in derivative liabilities	(103,832)	(99,392)
Gain (loss) on extinguishment of debt	1,659	5,764
Total other income (loss)	(220,539)	(152,648)

Income (loss) before income taxes	(584,264)	(454,581)

Income taxes	-	-

Net Income (Loss)	$ (584,264)	$ (454,581)

Earnings (loss) per share
Basic	**	**

Weighted average number of shares outstanding
Basic	338,227,395	197,126,260

** Less than $.01

The accompanying notes are an integral part of the financial statements

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WATER TECHNOLOGIES INTERNATIONAL INC. AND SUBSIDIARIES
Consolidated Statement of Equity (Deficit)
For the Years Ended December 31, 2016 and 2015
(Unaudited)

					Additional				Retained	Total
	Preferred Stock		Common Stock		Paid-in	Deferred	Deferred	Subscription	Earnings	Stockholders'
	Shares	Amount	Shares	Amount	Capital	Compensation	Expenses	Receivable	(Deficit)	(Deficit)

Balance, December 31, 2014	1,440,000	$ 15	179,610,372	$ 1,796	$ 8,689,084	$ (56,182)	$ (5,225,000)	$ (500,000)	$ (2,966,209)	$ (56,496)

Preferred stock issued for services		-	-	-		56,182				56,182

Proceeds from sales of preferred shares	20,000	0		-	30,000					30,000

Preferred shares conversion	(20,000)	(0)	2,000,000	20	(20)					-

Common stock issued for services	-	-	9,600,000	96	18,944					19,040

Common stock issued for notes conversion	-	-	7,692,308	77	9,923					10,000

Common stock issued for payables settlement	-	-	6,916,176	69	13,763					13,832

Reclassification of derivative liability associated with debt conversion	-	-	-	-	21,355					21,355

Proceeds from sales of common shares	-	-	15,000,000	150	29,850					30,000

Common stock issued for patents assignment			13,000,000	130	45,370					45,500

Net (loss)									(454,581)	(454,581)

Balance, December 31, 2015	1,440,000	$ 15	233,818,856	$ 2,338	$ 8,858,269	$ -	$ (5,225,000)	$ (500,000)	$ (3,420,790)	$ (285,168)

Preferred stock issued for services	160,000	2	-	-	98,498	-				98,500

Preferred stock issued for accrued compensation	130,000	1	-	-	26,199	-				26,200

Proceeds from sales of preferred C shares	125,000	1	-	-	14,999					15,000

Cancellation of preferred stock	(530,000)	(5)		-	(5,724,995)		5,225,000	500,000		(0)

Preferred shares conversion	(90,000)	(1)	9,000,000	90	(89)					0

Proceeds from sales of preferred B shares	150,000	1	0	-	9,999					10,000

Common stock issued for notes conversion	-	-	202,386,569	2,024	80,105					82,129

Reclassification of derivative liability associated with debt conversion	-	-	-	-	133,591					133,591

Net (loss)									(584,264)	(584,264)

Balance, December 31, 2016	1,385,000	$ 14	445,205,425	$ 4,452	$ 3,496,576	$ -	$ -	$ -	$ (4,005,054)	$ (504,012)

The accompanying notes are an integral part of these financial statements.

(58)

WATER TECHNOLOGIES INTERNATIONAL INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
For the Years Ended December 31, 2016 and 2015
(Unaudited)

	For the Years Ended
	December 31, 2016	December 31, 2015

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$ (584,264)	$ (454,581)
Adjustments to reconcile net income (loss) to
net cash (used in) operating activities:
(Gain) loss on extinguishment of debt	(1,659)	(5,764)
Amortization expenses - patents	4,291	2,417
Amortization of debt discount	100,589	46,211
Change in derivative liabilities	103,832	99,392
Inventory written off due to obsolete	23,827	-
Common stock issued for services	98,500	75,222
Convertible notes issued for services rendered	19,736	-
Changes in operating assets and liabilities:
accounts payable	(17,934)	-
Interest payable	17,777	12,410
Accrued officer compensation	157,874	126,201
Other payables and accrued expenses	946	16,978
NET CASH (USED IN) OPERATING ACTIVITIES	(76,485)	(81,514)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of patent	-	(12,407)
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	-	(12,407)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from notes payable	(9,698)	-
Proceeds from convertible notes payable	71,000	25,000
Proceeds from issuance of shares	15,000	70,000
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	76,302	95,000

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(183)	1,079

CASH AND CASH EQUIVALENTS:
Beginning of period	1,096	17
End of period	$ 913	$ 1,096

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$ -	$ -
Cash paid for interest	$ -	$ -

Non-cash transactions:
Common stock issued for patents assignment	$ -	$ 45,500
Common stock issued for settlement of notes payable	$ 5,600,000	$ 4,501
Common stock issued for settlement of rents payable	$ 10,224	$ 19,596
Common stock issued for services	$ 98,500	$ 75,222
Common stock issued for interest	$ 15,767	$ 5,499
Common stock issued for debt conversion	$ 66,362	$ -
Debt discount related to derivative Liabilities	$ 111,000	$ 80,000

The accompanying notes are an integral part of these financial statements.

(59)

WATER TECHNOLOGIES INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

(UNAUDITED)

NOTE - 1 ORGANIZATION AND BUSINESS BACKGROUND

Water Technologies International Inc. (the “Company”) was originally incorporated in the State of Delaware, on November 18, 1998, as Cypress International, Inc. On August 10, 2005, the Company was re-domesticated to the State of Florida by merger with "Latitude Industries, Inc.”, a Florida corporation incorporated on August 2, 2005, and commenced the operation under the name of Latitude Industries Inc. On May 19, 2011, the Company changed its name to Water Technologies International Inc.

On May 5, 2011, the Company entered into a Plan of Exchange agreement (the “Plan of Exchange”) between and among the Company, GR8 Water Inc. (“GR8”), a Florida Corporation, the shareholders of GR8 (“GR8 Shareholders”) and Ms. Carolina Hernandez and Mr. Orlando Hernandez, the Majority Shareholders of the Company. Pursuant to the Plan of Exchange, the Company acquired 26,100,000 shares of GR8 Common Stock, representing 100% ownership in GR8, in exchange for a new issuance of 29,157,931 shares of Company’s Common Stock to the GR8 shareholders. The parties intend that the transactions qualify and meet the Internal Revenue Code requirements for a tax-free reorganization, in which there is no corporate gain or loss recognized by the parties, with reference to Internal Revenue Code (IRC) sections 354 and 368.

The transaction resulted in a change in control of the Company. The Company and GR8 were hereby reorganized, such that the Company acquired 100% capital stock of GR8, and GR8 Water Inc., as well as its two 100%-owned subsidiaries, Aqua Pure International Inc. and Water Technologies International LLC, became wholly-owned subsidiaries of the Company.

The reorganization between the Company and GR8 has been accounted for as a reverse acquisition and recapitalization of the Company whereby GR8 is deemed to be the accounting acquirer (legal acquiree) and the Company to be the accounting acquiree (legal acquirer).  The accompanying consolidated financial statements are in substance those of GR8 and its subsidiaries, with the assets and liabilities, and revenues and expenses, of the Company being included effective from the date of stock exchange transaction.  The Company is deemed to be a continuation of the business of GR8.  Accordingly, the accompanying consolidated financial statements include the following:

(1)       The balance sheet consists of the net assets of the accounting acquirer at historical cost and the net assets of the accounting acquiree at historical cost;

(2)       The financial position, results of operations, and cash flows of the accounting acquirer for all periods presented as if the recapitalization had occurred at the beginning of the earliest period presented and the operations of the accounting acquiree from the date of stock exchange transaction.

Water Technologies International Inc. and GR8, as well as GR8’s two 100%-owned subsidiaries, Aqua Pure International Inc. and Water Technologies International LLC are hereinafter referred to as (the “Company”).

On or around December 7, 2017, the Company filed Articles of Amendment with the state of Florida to effectuate a 50 to 1 Reverse Stock Split of its issued and outstanding common stock only, which Reverse Stock Split is set to go effective with the state of Florida on January 22, 2018. The number of shares the Company is authorized to issue was unaffected by the Reverse Stock Split. The Company’s financial statements are stated in pre-Reverse Stock Split figures.

Basis of Presentation

The accompanying consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) under the accrual basis of accounting. All intercompany accounts and transactions have been eliminated.

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WATER TECHNOLOGIES INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

(UNAUDITED)

NOTE - 2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

Use of Estimates

In preparing consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the consolidated financial statements, as well as the reported amounts of revenues and expenses during the reporting periods. These accounts and estimates include, but are not limited to, the valuation of trade receivables, inventories, income taxes and the estimation on useful lives of property, plant and equipment. Actual results could differ from these estimates.

Cash and Cash Equivalents

The Company considers all short term investments with a maturity of three months or less when purchased to be cash and equivalents for purposes of the statement of cash flows.

Accounts Receivable

Accounts receivable is reported on the balance sheet at gross amounts due to the Company. Management closely monitors outstanding accounts receivable and charges off to expense any balances that are determined to be uncollectible. The Company had no accounts receivable as of December 31, 2016 and 2015, respectively.

Inventory

The Company’s inventory is comprised of machine components and finished goods. Inventories are valued at the lower of cost or market value, with cost determined on the first-in, first-out method.

Property and Equipment

Property and equipment is stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Maintenance and repairs are expensed as incurred.

Intangible Asset Patent

The Company developed a patent for the Atmospheric Water Generator (“AWG”) and filtration units. Costs incurred for submitting the applications to the United States Patent and Trademark Office for these patents have been capitalized. Patent costs are being amortized using the straight-line method over the life of the patents after the patents are approved by the authority.

Trademark

The Company registered “Great Water” as its Trademark with the United States Patent and Trademark Office in 2008. Costs associated with submitting the applications for the Trademark have been capitalized. The Company reviews for impairment of the Trademark whenever events or changes in circumstances indicate that the carrying amount of the Trademark may not be recoverable. In the event of impairment, the asset is written down to its fair market value. The Company determined no impairment adjustment was necessary for the periods presented.

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WATER TECHNOLOGIES INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

(UNAUDITED)

NOTE - 2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

Fair value of financial instruments

The Company measures its financial and non-financial assets and liabilities, as well as makes related disclosures, in accordance with FASB Accounting Standards Codification No. 820, Fair Value Measurement (“ASC 820”), which provides guidance with respect to valuation techniques to be utilized in the determination of fair value of assets and liabilities. Approaches include, (i) the market approach (comparable market prices), (ii) the income approach (present value of future income or cash flow), and (iii) the cost approach (cost to replace the service capacity of an asset or replacement cost). ASC 820 utilizes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The following is a brief description of those three levels:

Level 1: Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2: Inputs other than quoted prices that are observable, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

Level 3: Unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one more significant inputs or significant value drivers are unobservable.

Our financial instruments include cash, other receivable, inventories, accounts payable, accrued liabilities, convertible note payable, and derivative liabilities.

The carrying values of the Company’s cash, accrued liabilities approximate their fair value due to their short-term nature.

The Company’s convertible note payable are measured at amortized cost.

The derivative liabilities are stated at their fair value as a level 3 measurement. The Company used a Black-Scholes model to determine the fair values of these derivative liabilities. See Note 5 and Note 6 for the Company’s assumptions used in determining the fair value of these financial instruments.

Convertible note payable

The Company accounts for convertible note payable in accordance with the FASB Accounting Standards Codification No. 815, Derivatives and Hedging, since the conversion feature is not indexed to the Company’s stock and can’t be classified in equity. The Company allocates the proceeds received from convertible note payable between the liability component and conversion feature component. The conversion feature that is considered embedded derivative liabilities has been recorded at their fair value as its fair value can be separated from the convertible note and its conversion is independent of the underlying note value. The Company has also recorded the resulting discount on debt related to the conversion feature and is amortizing the discount using the effective interest rate method over the life of the debt instruments.

Derivative liabilities

The Company accounts for derivative liabilities in accordance with the FASB Accounting Standards Codification No. 815, Derivatives and Hedging (“ASC 815”). ASC 815 requires companies to recognize all derivative liabilities in the balance sheet at fair value, and marks it to market at each reporting date with the resulting gains or losses shown in the Statement of Operations.

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WATER TECHNOLOGIES INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

(UNAUDITED)

NOTE - 2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

Revenue Recognition and Cost of Sales

Revenue is recognized when products are completed and shipped. Cost of sales includes all direct production and manufacturing expenses.

Research and Development

Research and development expenses include third-party development and programming costs associated with product development expense incurred to the research findings or other knowledge into a plan or design for a new product or process or for a significant improvement to an existing product or process whether intended for sale or use. Such costs related to products development are included in research and development expense until the point that technological feasibility is reached.

Loss per Share

Net income (loss) per common share is computed pursuant to section 260-10-45 of the FASB Accounting Standards Codification. Basic net income (loss) per share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period. If applicable, diluted earnings per share assume the conversion, exercise or issuance of all common stock instruments such as options, warrants, convertible securities and preferred stock, unless the effect is to reduce a loss or increase earnings per share. Convertible debentures and preferred stock conversions are not considered in the calculations, as the impact of the potential common shares would be to decrease the loss per share. Therefore no diluted loss per share figure is presented.

Income Taxes

Income taxes are determined in accordance with ASC Topic 740, “Income Taxes” (“ASC 740”). Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Any effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

ASC 740 prescribes a comprehensive model for how companies should recognize, measure, present, and disclose in their financial statements uncertain tax positions taken or expected to be taken on a tax return. Under ASC 740, tax positions must initially be recognized in the financial statements when it is more likely than not the position will be sustained upon examination by the tax authorities. Such tax positions must initially and subsequently be measured as the largest amount of tax benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the tax authority assuming full knowledge of the position and relevant facts.

For the years ended December 31, 2016 and 2015, the Company did not have any interest and penalties associated with tax positions. As of December 31, 2016, the Company did not have any significant unrecognized uncertain tax positions.

(63)

WATER TECHNOLOGIES INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

(UNAUDITED)

NOTE - 2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

Uncertain tax positions

Company did not take any uncertain tax positions and had no adjustments to unrecognized income tax liabilities or benefits pursuant to the provisions of Section 740-10-25 of the FASB Accounting Standards Codification for the years ended December 31, 2016.

Related Parties

The Company follows subtopic 850-10 of the FASB Accounting Standards Codification for the identification of related parties and disclosure of related party transactions.

Pursuant to Section 850-10-20 the related parties include a. affiliates of the Company; b. Entities for which investments in their equity securities would be required, absent the election of the fair value option under the Fair Value Option Subsection of Section 825–10–15, to be accounted for by the equity method by the investing entity; c. trusts for the benefit of employees, such as pension and profit-sharing trusts that are managed by or under the trusteeship of management; d. principal owners of the Company; e. management of the Company; f. other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests; and g. Other parties that can significantly influence the management or operating policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

The consolidated financial statements shall include disclosures of material related party transactions, other than compensation arrangements, expense allowances, and other similar items in the ordinary course of business. However, disclosure of transactions that are eliminated in the preparation of consolidated or combined financial statements is not required in those statements. The disclosures shall include: a. the nature of the relationship(s) involved; b. a description of the transactions, including transactions to which no amounts or nominal amounts were ascribed, for each of the periods for which income statements are presented, and such other information deemed necessary to an understanding of the effects of the transactions on the financial statements; c. the dollar amounts of transactions for each of the periods for which income statements are presented and the effects of any change in the method of establishing the terms from that used in the preceding period; and d. amounts due from or to related parties as of the date of each balance sheet presented and, if not otherwise apparent, the terms and manner of settlement. A material related party transaction has been identified in Note 7 in the financial statements.

Subsequent Events

The Company adopted FASB Accounting Standards Codification 855 “Subsequent Events” (“ASC 855”) to establish general standards of accounting for and disclosure of events that occur after the balance sheet date, but before the financial statements are issued or available to be issued.

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WATER TECHNOLOGIES INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

(UNAUDITED)

NOTE - 2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)

Recent Accounting Pronouncements

In March 2016, the FASB issued ASU 2016-09, Stock Compensation, which is intended to simplify the accounting for share-based payment award transactions. The new standard will modify several aspects of the accounting and reporting for employee share-based payments and related tax accounting impacts, including the presentation in the statements of operations and cash flows of certain tax benefits or deficiencies and employee tax withholdings, as well as the accounting for award forfeitures over the vesting period. The guidance is effective for fiscal years beginning after December 15, 2016, including interim periods within that year, and will be adopted by the Company in the first quarter of fiscal 2017. The Company anticipates the new standard will result in an increase in the number of shares used in the calculation of diluted earnings per share and will add volatility to the Company’s effective tax rate and income tax expense. The magnitude of such impacts will depend in part on whether significant employee stock option exercises occur.

In April 2015, the FASB issued Accounting Standards Update No. 2015-03, Interest—Imputation of Interest (Topic 83530): Simplifying the Presentation of Debt Issuance Costs (“ASU 2015-03”). ASU 2015-03 requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. The recognition and measurement guidance for debt issuance costs is not affected by ASU 2015-03. ASU 2015-03 is effective for financial statements issued for fiscal years beginning after December 15, 2016, and interim periods within those fiscal years. The Company has reclassified debt issuance costs from prepaid expenses and other current assets and other assets as a reduction to debt in the condensed consolidated balance sheets.

In July 2015, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update No. 2015-11, Inventory (Topic 330): Simplifying the Measurement of Inventory (“ASU 2015-11”), which applies guidance on the subsequent measurement of inventory. ASU 2015-11 states that an entity should measure inventory at the lower of cost and net realizable value. Net realizable value is the estimated selling price in the ordinary course of business, less reasonable predictable costs of completion, disposal and transportation. The guidance excludes inventory measured using last-in, first-out or the retail inventory method. ASU 2015-11 is effective for interim and annual reporting periods beginning after December 15, 2016. Early adoption is permitted. The Company is not planning to early adopt ASU 2015-11 and is currently evaluating ASU 2015-11 to determine the potential impact to its condensed consolidated financial statements and related disclosures.

Other pronouncements issued by the FASB or other authoritative accounting standards groups with future effective dates are either not applicable or are not expected to be significant to the Company’s financial position, results of operations or cash flows.

NOTE - 3 INTANGIBLE ASSETS

On May 18, 2010, the Company filed a patent application for the Atmospheric Water Generator (“AWG”) and filtration units with United States Patent and Trademark Office (“USPT office”), and filed another patent application with Patent Convention Treaty to obtain global protection on May 10, 2011. The applications for patent in China and South Africa were approved in 2013.

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WATER TECHNOLOGIES INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

(UNAUDITED)

NOTE - 3 INTANGIBLE ASSETS (CONT’D)

On September 9, 2015, the Company entered into certain Assignment Agreements with Ser-Manukyan Family Holdings, Inc. (the “Assignor”), pursuant to which the Company was assigned 2 patents related to APPARATUS AND METHOD FOR A SPLIT TYPE WATER EXTRACTOR AND WATER DISPENSER in exchange for the issuance of 13,000,000 shares of common stock of the Company to the Assignor. The fair value of this stock issuance was determined by the fair value of the Company’s Common Stock on the grant date, at a price of approximately $0.0035 per share. The transaction was independently negotiated between the Company and the Assignor. The Company evaluated the transaction based on the fact that the Company had nominal trading volume for its stock, and had negative shareholder equity at the time of issuance. The issuance of stock for patents assignment preserved the limited cash available currently in the Company.

Accordingly, the Company recorded patent of $45,500 in this transaction, and amortized the cost, legal fees and other costs associated with obtaining these patents over the useful life of each patent. During the years ended December 31, 2016 and 2015, there were amortization expenses of total $4,291 and $2,417, respectively, which were included in selling, general and administrative expenses in the accompanying consolidated statements of operations. Legal fees and other costs associated with the pending patents were approximately $80,697 as of December 31, 2016, which will be amortized over the life of the patents using the straight-line method after the approval.

The related cost and amortization expenses of each patent are set forth in the table below.

December 31, 2016

Patents - pending	80,697
Patent in China	8,458
Patent in South Africa	9,438
Patents assigned	45,500
144,093
Less: accumulated amortization	(9,176)
Patents, net	134,917

The Company registered “Great Water” as its Trademark for the Atmospheric Water Generator (“AWG”) and filtration units with the United States Patent and Trademark Office in 2008. Costs associated with submitting the applications for the Trademark in amount of $10,000 have been capitalized. The Company reviews for impairment of the Trademark whenever events or changes in circumstances indicate that the carrying amount of the Trademark may not be recoverable. In the event of impairment, the asset is written down to its fair market value. The Company determined no impairment adjustment was necessary for the year ended December 31, 2016.

NOTE - 4 NOTES PAYABLE

On January 1, 2016, the Company issued its landlord a 12% promissory note in the principal amount of $10,200 (the “Note”) to settle the accrued rents payable as of December 31, 2015 in amount of $10,224, resulting in the gain of $24 from debt forgiveness during the year ended December 31, 2016. The Note is due on December 31, 2016 and bears the interest at a rate of 12% per annum, payable at the end of each quarter. According to the Note, both principal and accrued interest should be converted into a mutually agreed amount of common shares of the Company when due.

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WATER TECHNOLOGIES INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

(UNAUDITED)

NOTE - 5 CONVERTIBLE NOTES PAYABLE

As of December 31, 2016, the Company had convertible notes payable in amount of $66,800, net of debt discount of $44,200. The breakdown of the convertible notes payable was set forth in the table below.

December 31, 2016

Convertible notes, dated July 30, 2014 (1)	$55,000
Convertible notes – Line of Credit (2)	96,000
Convertible notes for services rendered (3)	40,000
Less: partial conversion	(80,000)
111,000
Less: unamortized debt discount	(44,200)
Convertible notes payable, net	$66,800

(1)                 On July 30, 2014, the Company issued two noteholders convertible promissory notes in the principal amount of $55,000 (the “Notes”), pursuant to which the noteholders, at their options, convert all or any portion of the accrued interest and unpaid principal balance of the Notes into fully paid and non-assessable shares of common stock of the Company or its successors, at the conversion ratio of One Cent ($0.01) per share, representing the fair value of the common stock of the Company on the grant date. Accordingly, there no beneficial conversion was recorded. The Notes were restructured on October 5, 2015, pursuant to which the conversion rate was changed to 50% of the average of the lowest 3 closing prices on the primary trading market on which the Company’s Common Stock is quoted for the ten (10) trading days immediately prior to but not including the Conversion Date and the maturity date will be extended to January 31, 2016.

On October 19, 2015, a portion of principal and accrued interest of the convertible promissory note in amount of $4,501 and $5,499, respectively, were converted into 7,692,308 shares of common stock of the Company at the conversion price of $0.0013 per share.

On January 4, 2016, a portion of principal and accrued interest of the convertible promissory note in amount of $7,260 and $2,740, respectively, were converted into 17,543,860 shares of common stock of the Company at the conversion price of $0.00057 per share.

On February 25, 2016, a portion of principal and accrued interest of the convertible promissory note in amount of $5,010 and $390, respectively, were converted into 7,397,260 shares of common stock of the Company at the conversion price of $0.00073 per share.

On April 25, 2015, a portion of principal and accrued interest of the convertible promissory note in amount of $3,386 and $6,614, respectively, were converted into 20,000,000 shares of common stock of the Company at the conversion price of $0.0005 per share.

On May 19, 2016, a portion of principal and accrued interest of the convertible promissory note in amount of $14,121 and $879, respectively, were converted into 42,857,143 shares of common stock of the Company at the conversion price of $0.00035 per share.

On June 16, 2016, a portion of principal of the convertible promissory note in amount of $5,756 were converted into 31,396,620 shares of common stock of the Company at the conversion price of $0.00018 per share.

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WATER TECHNOLOGIES INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

(UNAUDITED)

NOTE - 5 CONVERTIBLE NOTES PAYABLE (CONT’D)

On August 24, 2016, a portion of principal and accrued interest of the convertible promissory note in amount of $5,829 and $671, respectively, were converted into 30,000,000 shares of common stock of the Company at the conversion price of $0.00022 per share.

On September 26, 2016, the Company made a cash payment of $9,698 to pay off the balance of unpaid principal and accrued interest of the Notes, resulting in the gain of $1,635 from debt forgiveness during the years ended December 31, 2016.

The restructure of the Notes triggered derivative liability accounting related to the Notes since the conversion ratio is considered floorless. Notes that are convertible at a discount to market are considered embedded derivatives.

Under Financial Accounting Standard Board (“FASB”), U.S. GAAP, Accounting Standards Codification, “Derivatives and Hedging”, ASC Topic 815 (“ASC 815”) requires that all derivative financial instruments be recorded on the balance sheet at fair value. Fair values for exchange traded securities and derivatives are based on quoted market prices. Where market prices are not readily available, fair values are determined using market based pricing models incorporating readily observable market data and requiring judgment and estimates.

The Notes have been evaluated with respect to the terms and conditions of the conversion features contained in the notes to determine whether they represent embedded or freestanding derivative instruments under the provisions of ASC 815. The Company determined that the conversion features contained in the Notes for total $55,000 carrying value represents a freestanding derivative instrument that meets the requirements for liability classification under ASC 815. As a result, the fair value of the derivative financial instrument in the note is reflected in the Company’s balance sheet as a liability. The fair value of the derivative financial instrument of the convertible note was measured using the Black-Scholes valuation model at the inception date of the Note and will do so again on each subsequent balance sheet date. Any changes in the fair value of the derivative financial instruments are recorded as non-operating, non-cash income or expense at each balance sheet date.

The table below sets forth the assumptions for Black-Scholes valuation model on December 31, 2015, January 4, 2016, February 25, 2016, April 25, 2016, May 19, 2016, June 16, 2016, August 24, 2016 and September 26, 2016 (payoff date), respectively. For the year ended December 31, 2016, the Company decreased the derivative liability in connection with these Notes by $26,318, furthermore, $77,584 was reclassified into additional paid in capital due to the conversion of the partial principle and accrued interest totaled $52,656. The notes were paid in full on September 26, 2016.

Reporting Date	Fair Value	Term (Years)	Assumed Conversion Price	Market Price on Issuance Date	Volatility Percentage	Risk-free Rate
12/31/2015	$103,902	0.08	$0.00057	$0.0012	739%	0.0014
1/4/2016	$29,498	0.07	$0.00057	$0.0020	695%	0.0017
2/25/2016	$8,596	0.003	$0.00073	$0.0019	708%	0.0027
4/25/2016	$8,184	0.003	$0.00050	$0.0009	782%	0.0017
5/19/2016	$4,050	0.003	$0.00035	$0.0004	858%	0.0025
6/16/2016	$9,960	0.003	$0.00018	$0.0005	845%	0.0023
8/24/2016	$5,910	0.003	$0.00073	$0.0014	396%	0.0020
9/26/2016	$11,386	0.003	$0.00077	$0.0017	399%	0.0020

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WATER TECHNOLOGIES INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

(UNAUDITED)

NOTE - 5 CONVERTIBLE NOTES PAYABLE (CONT’D)

The Notes
Proceeds	55,000
Less derivative liabilities on initial recognition	(55,000)
Value of the Notes on initial recognition	0
Add accumulated accretion expense	55,000
Less note conversion and cash payments	(55,000)
Balance as of December 31, 2016	0

The Company recorded interest expense of $3,626 related to the Notes and amortization of debt discounts in amount of $12,625 during the years ended December 31, 2016.

(2)                 On October 23, 2015, the Company issued an unrelated third party (the “Note Holder”) a 15% promissory note (the “Note”), pursuant to which the Note Holder agreed to invest total amount up to $250,000 into the Company for working capital. The Note is convertible at the Note Holder’s option into the shares of the common stock of the Company at a conversion price equal to 50% of the average of the lowest 3 closing prices for the ten (10) trading days immediately prior to but not including the Conversion Date. As of December 31, 2016, the outstanding balance of the Note was $71,000, net of partial conversion of $25,000 during the fourth quarter of 2016.

On October 28, 2016, a portion of principal and accrued interest of the convertible promissory note in amount of $12,500 and $1,875, respectively, were converted into 18,351,064 shares of common stock of the Company at the conversion price of $0.00078 per share.

On November 28, 2016, a portion of principal and accrued interest of the convertible promissory note in amount of $12,500 and $2,598, respectively, were converted into 34,840,622 shares of common stock of the Company at the conversion price of $0.00043 per share.

Notes that are convertible at a discount to market are considered embedded derivatives.

Under Financial Accounting Standard Board (“FASB”), U.S. GAAP, Accounting Standards Codification, “Derivatives and Hedging”, ASC Topic 815 (“ASC 815”) requires that all derivative financial instruments be recorded on the balance sheet at fair value. Fair values for exchange traded securities and derivatives are based on quoted market prices. Where market prices are not readily available, fair values are determined using market based pricing models incorporating readily observable market data and requiring judgment and estimates.

The Company’s convertible note has been evaluated with respect to the terms and conditions of the conversion features contained in the note to determine whether they represent embedded or freestanding derivative instruments under the provisions of ASC 815. The Company determined that the conversion features contained in this note of $71,000, represents a freestanding derivative instrument that meets the requirements for liability classification under ASC 815. As a result, the fair value of the derivative financial instrument in the note is reflected in the Company’s balance sheet as a liability. The fair value of the derivative financial instrument of the convertible note was measured using the Black-Scholes valuation model at the inception date of the note and will do so again on each subsequent balance sheet date. Any changes in the fair value of the derivative financial instruments are recorded as non-operating, non-cash income or expense at each balance sheet date. The derivative liabilities will be reclassified into additional paid in capital upon conversion.

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WATER TECHNOLOGIES INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

(UNAUDITED)

NOTE - 5 CONVERTIBLE NOTES PAYABLE (CONT’D)

The table below sets forth the assumptions for Black-Scholes valuation model on December 31, 2015, October 28, 2016, November 28, 2016 and December 31, 2016, respectively. For the year ended December 31, 2016, the Company increased the derivative liability in connection with the Note by $148,339, furthermore, $56,007 was reclassified into additional paid in capital due to the conversion of the partial principle and accrued interest totaled $29,473. As a result, derivative liability in connection with the Note was $160,995 at December 31, 2016.

Reporting Date	Fair Value	Term (Years)	Assumed Conversion Price	Market Price on Issuance Date	Volatility Percentage	Risk-free Rate
12/31/2015	$54,135	0.85	$0.00057	$0.0012	739%	0.0065
10/28/2016	$22,327	0.003	$0.00078	$0.0020	286%	0.0018
11/28/2016	$33,680	0.003	$0.00043	$0.0014	286%	0.0032
12/31/2016	$160,995	0.53	$0.00023	$0.0006	286%	0.0051

The Note
Proceeds	96,000
Less derivative liabilities on initial recognition	(96,000)
Value of the Notes on initial recognition	0
Add accumulated accretion expense	58,704
Less partial conversion	(25,000)
Balance as of December 31, 2016	33,704

At December 31, 2016, the carrying value of the Notes was $33,704 and debt discount was $37,296. The Company recorded interest expense of $8,953 related to the Notes and amortization of debt discounts in amount of $54,868 during the year ended December 31, 2016.

(3)                 On March 4, 2016, the Company issued an unrelated Consultant (the “Consultant”) a 12% promissory note (the “Services Note”) in the principal amount of $40,000 for services rendered, pursuant to which the Consultant, at his options, is entitled to convert all or any portion of the accrued interest and unpaid principal balance of the Services Note into the shares of the common stock of the Company at a conversion price of $.001 per share or 50% of the average of the lowest 3 closing bid prices for the ten (10) trading days immediately prior to but not including the Conversion Date.

The Services Note that is convertible at a discount to market is considered embedded derivatives.

Under Financial Accounting Standard Board (“FASB”), U.S. GAAP, Accounting Standards Codification, “Derivatives and Hedging”, ASC Topic 815 (“ASC 815”) requires that all derivative financial instruments be recorded on the balance sheet at fair value. Fair values for exchange traded securities and derivatives are based on quoted market prices. Where market prices are not readily available, fair values are determined using market based pricing models incorporating readily observable market data and requiring judgment and estimates.

The Company’s Services Note has been evaluated with respect to the terms and conditions of the conversion features contained in the note to determine whether they represent embedded or freestanding derivative instruments under the provisions of ASC 815. The Company determined that the conversion features contained in this Services Note of $40,000, represents a freestanding derivative instrument that meets the requirements for liability classification under ASC 815. As a result, the fair value of the derivative financial instrument in the note is reflected in the Company’s balance sheet as a liability. The fair value of the derivative financial instrument of the convertible note was measured using the Black-Scholes valuation model at the inception date of the note and will do so again on each subsequent balance sheet date. Any changes in the fair value of the derivative financial instruments are recorded as non-operating, non-cash income or expense at each balance sheet date. The derivative liabilities will be reclassified into additional paid in capital upon conversion.

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WATER TECHNOLOGIES INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

(UNAUDITED)

NOTE - 5 CONVERTIBLE NOTES PAYABLE (CONT’D)

The table below sets forth the assumptions for Black-Scholes valuation model on March 4, 2016 (inception) and December 31, 2016, respectively. For the year ended December 31, 2016, the Company decreased the derivative liability in connection with the Services Note by $44,507, resulting in a derivative liability of $78,283 in connection with the Services Note at December 31, 2016.

Reporting Date	Fair Value	Term (Years)	Assumed Conversion Price	Market Price on Issuance Date	Volatility Percentage	Risk-free Rate
3/4/2016	$122,790	1.00	$0.00065	$0.0021	335%	0.0067
12/31/2016	$78,283	0.17	$0.00023	$0.0006	286%	0.0051

The Note
Proceeds	40,000
Less derivative liabilities on initial recognition	(40,000)
Value of the Notes on initial recognition	0
Add accumulated accretion expense	33,096
Balance as of December 31, 2016	33,096

At December 31, 2016, the carrying value of the Notes was $33,096 and debt discount was $6,904. The Company recorded interest expense of $3,972 related to the Notes and amortization of debt discounts in amount of $33,096 during the year ended December 31, 2016.

NOTE - 6 DERIVATIVE LIABILITIES

As of December 31, 2016, the Company’s derivative liabilities are embedded derivatives associated with the Company’s convertible notes payable (see Note 5). Due to the Notes’ conversion feature, the actual number of shares of common stock that would be required if a conversion of the note as described in Note 5 was made through the issuance of the Company’s common stock cannot be predicted. As a result, the conversion feature requires derivative accounting treatment and will be bifurcated from the note and “marked to market” each reporting period through the statement of operations.

The Company measured the fair value of the derivative liabilities as $239,278 on December 31, 2016, and will subsequently remeasure the fair value at the end of each period, and record the change of fair value in the consolidated statement of operation during the corresponding period.

NOTE - 7 ACCRUED OFFICER COMPENSATION

Since inception, the Company agreed to compensate its Chief Executive Officer, William Scott Tudor, for his contribution and work as the Company’s Chairman and Chief Executive Officer, pursuant to which, Mr. Tudor was entitled to receive $40,000 per quarter since 2015. Accordingly, the Company recognized a total of $160,000 in expenses during the year ended December 31, 2016. The expenses recognized as officer compensation have been included in selling, general and administrative expenses in the accompanying consolidated statements of operations.

As of December 31, 2016, the balance of accrued officer compensation was $292,020.

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WATER TECHNOLOGIES INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

(UNAUDITED)

NOTE - 8 CAPITAL STRUCTURE

As of December 31, 2016, the Company was authorized to issue 750,000,000 shares of common stock, $.00001 par value, and 2,000,000 shares of preferred stock, $.00001 par value, of which 1) 750,000 shares were designated as Series A Convertible Preferred Stock, which shall be convertible, at the option of the holder thereof, at any time after the date of issuance into one hundred (100) shares of fully paid and non-assessable shares of Common Stock; 2) 500,000 shares were designated as Series B Convertible Preferred Stock, which shall be convertible, at the option of the holder thereof, at any time after the date of issuance into one hundred (100) shares of fully paid and non-assessable shares of Common Stock; 3) 300,000 shares were designated as Series C Convertible Preferred Stock, which shall be convertible, at the option of the holder thereof, at any time after the date of issuance into one thousand (1,000) shares of fully paid and non-assessable shares of Common Stock;

As of December 31, 2016, the Company had 700,000 shares of Series A Convertible Preferred Stock, 450,000 shares of Series B Convertible Preferred Stock and 235,000 share of Series C Convertible Preferred Stock issued and outstanding. As of December 31, 2016, the Company had 445,205,425 shares of common stock issued and outstanding.

During the years ended December 31, 2016, 90,000 shares of Series “B” Preferred Stock were converted into 9,000,000 shares of Common Stock per the preferred shareholder’s instruction.

On January 4, 2016, a portion of principal and accrued interest of the convertible promissory note in amount of $7,260 and $2,740, respectively, were converted into 17,543,860 shares of common stock of the Company at the conversion price of $0.00057 per share.

On February 25, 2016, a portion of principal and accrued interest of the convertible promissory note in amount of $5,010 and $390, respectively, were converted into 7,397,260 shares of common stock of the Company at the conversion price of $0.00073 per share.

On April 25, 2015, a portion of principal and accrued interest of the convertible promissory note in amount of $3,386 and $6,614, respectively, were converted into 20,000,000 shares of common stock of the Company at the conversion price of $0.0005 per share.

On May 19, 2016, a portion of principal and accrued interest of the convertible promissory note in amount of $14,121 and $879, respectively, were converted into 42,857,143 shares of common stock of the Company at the conversion price of $0.00035 per share.

On June 16, 2016, a portion of principal of the convertible promissory note in amount of $5,756 were converted into 31,396,620 shares of common stock of the Company at the conversion price of $0.00018 per share.

On August 24, 2016, a portion of principal and accrued interest of the convertible promissory note in amount of $5,829 and $671, respectively, were converted into 30,000,000 shares of common stock of the Company at the conversion price of $0.00022 per share.

On October 28, 2016, a portion of principal and accrued interest of the convertible promissory note in amount of $12,500 and $1,875, respectively, were converted into 18,351,064 shares of common stock of the Company at the conversion price of $0.00078 per share.

On November 28, 2016, a portion of principal and accrued interest of the convertible promissory note in amount of $12,500 and $2,598, respectively, were converted into 34,840,622 shares of common stock of the Company at the conversion price of $0.00043 per share.

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WATER TECHNOLOGIES INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

(UNAUDITED)

NOTE - 8 CAPITAL STRUCTURE (CONT’D)

On January 27, 2016, the Company returned 280,000 shares of Series C Convertible Preferred Stock to the treasury. The issuance of the 280,000 shares of Series C Convertible Preferred Stock was in connection with a series agreement entered into on April 10, 2014 for Chinese market development. The agreements were unwound and the deferred expenses of $5,100,000 and subscription receivable of $500,000 were reversed accordingly.

On April 8, 2016, the Company returned 250,000 shares of Series B Convertible Preferred Stock to the treasury. The issuance of the 250,000 shares of Series B Convertible Preferred Stock was in connection with a series agreement entered into on July 10, 2014 for Chinese market development, which were subject to multiple-step called back according to the actual performance. The agreements were unwound and the deferred expenses of $125,000 were reversed accordingly.

On May 24, 2016, the Company issued 25,000 shares of Series “C” Preferred Stock to an investor for the cash payment of $5,000 pursuant to an executed subscription agreement.

On May 24, 2016, the Company issued 130,000 shares of Series “C” Preferred Stock to the President of the Company for partial settlement of the accrued officer compensation in amount of $26,200.

On September 22, 2016, the Company issued 150,000 shares of Series “B” Preferred Stock to an investor for the cash payment of $10,000 pursuant to an executed subscription agreement

NOTE – 9 PREFERRED STOCK TO BE ISSUED

In 2015, one investor submitted a subscription agreement to the Company regarding the purchase of 100,000 shares of the Company’s Series “B” Preferred Stock by cash payment of $10,000, which was collected during the fourth quarter of 2015. The transaction was independently negotiated between the Company and the investor. The proceeds from the subscription agreement mitigated the Company’s cash pressure in short term.

The 100,000 shares of the Company’s Series “B” Preferred Stock was issued during the second quarter of 2016. The Company had no preferred stock to be issued as of December 31, 2016.

NOTE – 10 STOCK BASED COMPENSATION

On February 29, 2016, the Company issued total 45,000 shares of Series “C” Preferred Stock to the two directors of the Company for their services during 2016. The fair value of this stock issuance was determined by the fair value of the Company’s Common Stock on the grant date, at a price of approximately $0.0019 per share, multiplied by 45,000,000 shares of Common Stock, which are equivalent to 45,000 shares of Series “C” Preferred Stock after the conversion. Accordingly, the Company recognized stock based compensation of $85,500 to the consolidated statements of operations for year ended December 31, 2016.

On May 24, 2016, the Company issued 15,000 shares of Series “C” Preferred Stock to the corporate counsel of the Company for his services during 2016. The fair value of this stock issuance was $3,000 determined by the arms-length transaction, pursuant to which 25,000 shares of the Company’s Series “C” Preferred Stock were sold to an unrelated third party for cash payment of $5,000, or $0.20 per share. Accordingly, the Company recognized stock based compensation of $3,000 to the consolidated statements of operations for year ended December 31, 2016.

On June 3, 2016, the Company issued 100,000 shares of Series “B” Preferred Stock to a Consultant for one-year of services in connection with business development and marketing. The fair value of this stock issuance was $10,000 determined by the arms-length transaction, pursuant to which 100,000 shares of the Company’s Series “B” Preferred Stock were sold to an unrelated third party for cash payment of $10,000, or $0.10 per share. Accordingly, the Company recognized stock based compensation of $10,000 to the consolidated statements of operations for year ended December 31, 2016.

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WATER TECHNOLOGIES INTERNATIONAL INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2015

(UNAUDITED)

NOTE - 11 GOING CONCERN

These consolidated financial statements have been prepared assuming that Company will continue as a going concern, which contemplates the realization of assets and the discharge of liabilities in the normal course of business for the foreseeable future.

As of December 31, 2016, the Company had an accumulated deficit of $4,005,054. Management has taken certain action and continues to implement changes designed to improve the Company’s financial results and operating cash flows.  The actions involve certain cost-saving initiatives and growing strategies, including (a) engage in very limited activities without incurring any liabilities that must be satisfied in cash until a source of funding is secured; and (b) offer noncash consideration and seek for equity lines as a means of financing its operations. If the Company is unable to obtain revenue producing contracts or financing or if the revenue or financing it does obtain is insufficient to cover any operating losses it may incur, it may substantially curtail or terminate its operations or seek other business opportunities through strategic alliances, acquisitions or other arrangements that may dilute the interests of existing stockholders.

NOTE - 12 SUBSEQUENT EVENTS

In accordance with ASC Topic 855-10, the Company has analyzed its operations subsequent to December 31, 2016 to the date these financial statements were issued, and has determined that it does not have any material subsequent events to disclose in these financial statements other than the followings.

On February 7, 2017, a portion of principal and accrued interest of the convertible promissory note in amount of $6,000 and $1,227, respectively, were converted into 24,090,000 shares of common stock of the Company at the conversion price of $0.0003 per share.

On April 13, 2017, a portion of accrued interest of the convertible promissory note in amount of $7,350 were converted into 19,190,601 shares of common stock of the Company at the conversion price of $0.000383 per share.

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EXHIBITS

The following exhibits are filed with this offering circular:

Exhibit No.	Description
2.1	Certificate of Incorporation of the Company, as amended *
2.2	By-Laws of the Company*
3.1	Common Stock Certificate Specimen*
4.1	Subscription Agreement
6.1	Water Technologies International, Inc. Agreement with Greentree Financial Group, Inc.*
6.2	Lease*
12.1	Opinion of Legality from Austin Legal Group, APC

* Filed with the Company’s Form 1-A on September 26, 2017 and incorporated herein by reference.

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Florida, on January 9, 2018.

Water Technologies International, Inc.

February 2, 2018	By:	/s/ William Scott Tudor
William Scott Tudor
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Offering circular has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ William Scott Tudor	CEO and Chairman, (Principal Accounting Officer and Principal Executive Officer)	February 2, 2018
William Scott Tudor

/s/ Frank J. Hariton	Director	February 2, 2018
Frank J. Hariton

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